Exhibit 4.11
SHARE PURCHASE AGREEMENT
THIS AGREEMENT made as of the 2nd day of November, 2005.
AMONG:
OFFSHORE SYSTEMS INTERNATIONAL LTD., a British Columbia corporation having its head office in North Vancouver, British Columbia (“OSIL”)
OF THE FIRST PART
AND:
OSI HOLDINGS INC., a Delaware corporation having its registered office in Wilmington, Delaware (“Newco”)
OF THE SECOND PART
AND:
THE UNDERSIGNED SHAREHOLDERS OF CHI SYSTEMS INC. (individually a “Seller” and collectively the “Sellers”)
OF THE THIRD PART
AND:
CHI SYSTEMS INC., a Pennsylvania corporation having its head office in Fort Washington, PA (“CHI”)
WITNESSES THAT WHEREAS:
A. The Sellers are, and on Closing will be, the registered and beneficial owners of all of the CHI Shares;
B. OSIL wishes to purchase all of the CHI Shares;
C. Newco is a wholly owned subsidiary of OSIL, has no assets or operations and has been organized by OSIL for the purpose of acquiring all of the CHI Shares;
D. The Sellers have agreed to sell their CHI Shares and OSIL has agreed to purchase the CHI Shares upon the terms and conditions set forth herein; and
E. This Agreement, upon execution, will replace the Letter of Intent.
NOW THEREFORE the parties agree as follows:
PART 1
INTERPRETATION

Definitions
1.1 In this Agreement, including the recitals:
“Adjustment Time” means 11:59 p.m., Eastern Time, on the Closing Date;
“Affiliate” of a particular Person means another Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the particular Person, and for the purposes of this definition, “control”, “controlling” and “controlled” import the power to direct management and policies, directly or indirectly, whether through ownership of voting securities, by contract or otherwise;
“Applicable Securities Laws” means the securities legislation having application and the rules, policies, notices and orders issued by applicable securities regulatory authorities, including the TSX and the United States Securities and Exchange Commission (“SEC”), having application to OSIL;
“Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in British Columbia or Pennsylvania;
“CHI Financial Statements” means collectively the unaudited financial statements of CHI for the financial years ended September 30, 2004, 2003 and 2002, true copies of which are attached as Schedule 2.1.9;
“CHI Financial Statement Date” means September 30, 2004;
“CHI Options” means the outstanding options granted to certain Sellers to acquire Class B non-voting shares in the capital stock of CHI as described in the Schedule 2.1.5;
“CHI Shares” means all of the issued and outstanding shares and other securities of any class of CHI owned by the Sellers as at the Adjustment Time;
“Closing” means the completion of the sale and purchase of CHI Shares provided for herein;
“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder;
“Disposal,” “Storage,” and “Treatment” shall have the meanings assigned them at 42 U.S.C. § 6903(3), (33) and (34), respectively;
“DSS” means the Defense Security Service of the United States Department of Defense;
“Encumbrance” means a security interest, mortgage, pledge, hypothecation, lien, lease, license, assignment, option, claim or other title defect, encumbrance or charge whatsoever, whether or not perfected or unperfected, filed or unfiled;

“Environmental Laws” means any Law pertaining to the environment or the health or safety of the public and the Release or threatened Release of Hazardous Materials or otherwise regulating the manufacture, processing, distribution, use, Treatment, Storage, transport or handling of Hazardous Materials, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.; the Solid Waste Disposal Act, 42 U.S.C. § 6901, et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq. ; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Clean Water Act, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; and the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; each as amended; any state or local Law similar to the foregoing; and all regulations issued pursuant to the foregoing;
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder;
“Facility Security Clearance” means an administrative determination that, from a security viewpoint, a facility is eligible for access to classified information of a certain category and all lower categories that has been determined pursuant to Executive Order 12958 or any predecessor order to require protection against unauthorized disclosure and is so designated. The classifications Top Secret, Secret and Confidential are used to designate such information;
“GAAP” means generally accepted accounting principles as in effect in the United States on the Closing Date, applied on a basis consistent with CHI’s past practices;
“Governmental Authority” means a federal, state, regional, municipal or local government and any agency or subdivision thereof, (including without limitation the US Department of Defense) including an entity or person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government or subdivision, and including without limitation DSS;
“Hazardous Material” means any waste, chemical or other substance that is listed, defined, designated, identified or classified as hazardous, radioactive, reactive, toxic, ignitable or corrosive, or a pollutant or a contaminant, under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof, asbestos or asbestos-containing materials and polychlorinated biphenyls;
“Law” means any common law decision and any federal, state, regional, local or foreign law, statute, ordinance, code, rule, regulation, order or treaty;
“Letter of Intent” means the letter of intent respecting the transactions contemplated hereby dated July 8, 2005 among OSIL, CHI, Wayne W. Zachary and Floyd A. Glenn III, as amended;
“Majority Shareholders” means Wayne W. Zachary and Floyd A. Glenn III;
“Minority Shareholders” means the Sellers other than the Majority Shareholders;

“NASD” means the National Association of Securities Dealers.
“Option Plan” means the CHI Systems, Inc. 1998 Stock Option Plan;
“Party” means a party to this Agreement, and “Parties” means two or more of such parties;
“Person” includes an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof;
“Personnel Security Clearance” means an administrative determination that an individual is eligible, from a security point of view, for access to classified information of the same or lower category as the level of personnel clearance granted;
“Public Record” means information which has been publicly filed at www.sedar.com or www.sec.gov/edgar/searchedgar/webusers.htm by OSIL under Applicable Securities Laws;
“Release” shall have the meaning assigned it at 42 U.S.C. § 9601(22);
“Retained Earnings Threshold” means $1,476,321, which is the amount of CHI’s retained earnings as shown on CHI’s balance sheet for its financial year ended September 30, 2004.
“Schedule” means a schedule to this Agreement;
“Settlement Date” means the date that is 90 days after the Closing Date;
“Shareholders’ Agreement” means that certain shareholders’ agreement among CHI and certain of the Sellers dated June 30, 1991 as amended by amending agreements dated August 23, 1995 and September 24, 2003; and
“TSX” means the Toronto Stock Exchange.
Each term in the following table has the meaning set forth in the Section number across from such term.

TERM	—	§
1933 Act	—	2.2.7
Accounts Receivable	—	4.3.2	(b)
AR Deficiency	—	4.3.2	(b)
AR Report	—	4.3.2	(b)
Bid	—	2.1.25	(f)
Business of CHI	—	2.1.68
Cash Purchase Price Reduction	—	9.7
CFIUS	—	6.1.10
Leases	—	2.1.22
Material Contracts	—	2.1.24
Mindbuzz	—	6.1.12	(a)
NIDs	—	9.4	(b)
NISPOM	—	9.4	(b)
Objections	—	4.3.2	(a)(ii)
OSIL Intellectual Property	—	3.1.16	(a)
OSIL’s Losses	—	10.2

TERM	—	§
CHI Intellectual Property	—	2.1.12
CHI Terrain	—	6.1.12	(b)
Closing Balance Sheet	—	4.3.2	(a)
Closing Date	—	5.1
Confidentiality Agreement	—	2.1.76
DDTC	—	6.1.10
DoE	—	6.1.10
Domain Name	—	2.1.19
Exon-Florio	—	6.1.10
FCPA	—	2.1.25	(d)
FOCI	—	6.1.10
Government Contract	—	2.1.25	(f)
Holdback	—	4.3.2
Holder	—	9.7
ITAR	—	6.1.10
OSIL Shares	—	4.3.4	(a)
Plans	—	2.1.30
Purchase Price	—	4.2
Real Property	—	2.1.22
Registered Shares	—	9.11
Retained Earnings	—	4.3.2	(a)
Retained Earnings Deficiency	—	4.3.2	(a)
Retained Earnings Surplus	—	4.3.2	(a)
Sellers’ Losses	—	10.4
Selling Investor	—	9.11
Stock Purchase Price Reduction	—	9.7
Strike Price Amount	—	9.7
Tax, Taxes	—	2.1.54
Tax Return, Tax Returns	—	2.1.54
Other terms defined within the body of this Agreement will have the meanings so ascribed to them throughout this Agreement.
1.2 The Schedules to this Agreement include the following:
CHI SCHEDULES

Schedule 2.1.5	—	Authorized and Issued Capital of CHI
Schedule 2.1.5-1	—	Form of CHI Option
Schedule 2.1.9	—	CHI Financial Statements
Schedule 2.1.10	—	No Material Adverse Changes
Schedule 2.1.11	—	Unusual Transactions
Schedule 2.1.12	—	CHI Intellectual Property
Schedule 2.1.20	—	Title to Properties
Schedule 2.1.21	—	List of Leased Equipment
Schedule 2.1.22	—	List of Leases of Real Property
Schedule 2.1.23	—	Material Contracts
Schedule 2.1.24	—	Material Contract Exceptions
Schedule 2.1.25	—	Defaults and Notices of Non-Compliance under Material Contracts
Schedule 2.1.26		Information respecting CHI Employees
Schedule 2.1.30	—	Employee Benefit Plans
Schedule 2.1.32	—	Employment Claims
Schedule 2.1.33	—	Employment Obligations
Schedule 2.1.39	—	Guarantees or Indemnities
Schedule 2.1.40	—	Conflicting Agreements
Schedule 2.1.41	—	Litigation

Schedule 2.1.43	—	CHI Insurance Policies
Schedule 2.1.53	—	Approvals Required
Schedule 2.1.60	—	Inventory
Schedule 2.1.67	—	Loss Carryforwards and Credit Carryforwards
Schedule 2.1.68	—	Transactions with Related Parties
Schedule 2.1.73	—	CHI Bank Accounts and Business Numbers
Schedule 2.1.74	—	Environmental Matters
Schedule 2.1.76	—	Confidentiality Agreements
Schedule 2.1.77	—	Restrictions on Business
Schedule 2.1.78	—	Undisclosed Liabilities
Schedule 4.3.1	—	Allocation of $7,250,000 Cash Portion of Purchase Price Among Sellers
Schedule 4.3.2(b)	—	Accounts Receivable and Government Contract Holdbacks
Schedule 4.3.3	—	Form of Escrow Agreement re Portion of Purchase Price
Schedule 4.3.4(a)	—	Allocation of OSIL Share Portion of Purchase Price Among Sellers
Schedule 4.3.4(b)	—	Allocation of Cash In Lieu of OSIL Shares Portion of Purchase Price Among Sellers
Schedule 6.1.7	—	Forms of Employment Agreements between CHI and Wayne W. Zachary, Floyd A. Glenn III and Geraldine Burke
Schedule 6.1.9	—	Form of Non-Competition Agreement
Schedule 6.1.10	—	Governmental Consents
Schedule 6.1.12	—	Capital Contribution Agreement
Schedule 6.1.13(e)	—	Form of Release
Schedule 6.1.13(l)	—	Form of Legal Opinion of Counsel to CHI and Sellers
Schedule 8.1	—	Conduct of CHI Business
Schedule 10.3.1	—	Majority Shareholder Purchase Price Received
Schedule 10.3.2	—	Minority Shareholder Purchase Price Received
OSIL SCHEDULES

Schedule 3.1.5	—	Exceptions respecting OSIL Financial Statements
Schedule 3.1.13	—	OSIL Authorized Capital
Schedule 3.1.15	—	Preemptive Rights and Rights of First Refusal
Schedule 7.1.9(g)	—	Form of Legal Opinion of Counsel to OSIL and Newco
Schedule 9.8	—	Re-domiciling Memorandum
Interpretation
1.3 For the purposes of this Agreement, except as otherwise expressly provided herein:
     1.3.1 “this Agreement” means this Agreement, including the Schedules, as it may from time to time be supplemented or amended and in effect;
     1.3.2 the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph, subparagraph or other subdivision or Schedule;
     1.3.3 a reference to a Part of this Agreement refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated;
     1.3.4 the singular of any term includes the plural and vice versa;
     1.3.5 the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import is used with reference thereto);
     1.3.6 a reference to a statute or regulation includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force as of the date of execution of this Agreement, and to any statute or regulations that have been passed prior to the date of execution of this Agreement that have the effect of supplementing or superseding such statute or such regulations;
     1.3.7 where the phrase “to the best of the knowledge of” or “to the knowledge of” or a phrase of similar import is used, it will mean to the best of the knowledge, information and belief, after having made reasonable inquiry, of the Party or Parties giving such covenant, representation and warranty;
     1.3.8 the headings to the sections and subsections of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;
     1.3.9 a reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity;
     1.3.10 the language in all parts of this Agreement will in all cases be construed as a whole and neither strictly for nor strictly against any party;
     1.3.11 every covenant, representation or warranty of each Seller contained herein will be such Seller’s several, and not joint and several, covenant, representation or warranty unless otherwise stipulated;
     1.3.12 every reference to “$” or money in this Agreement is to lawful money of the United States of America unless otherwise stipulated; and
     1.3.13 nothing in any Schedule hereto shall be deemed adequate to disclose an exception to a representation or warranty made by CHI herein unless such Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Notwithstanding the foregoing, an item disclosed on any Schedule shall be deemed to be disclosed on any other Schedule to which such item is relevant whether or not specifically disclosed on any other Schedule.

PART 2
REPRESENTATIONS AND WARRANTIES OF SELLERS
Representations and Warranties of Majority Shareholders
2.1 In order to induce OSIL and Newco to enter into and consummate the transactions contemplated by this Agreement, the Majority Shareholders severally, and not jointly and severally, represent and warrant to OSIL and Newco that as of the date hereof, except as otherwise specified herein or in specified in the relevant Schedule:
     Organization and Good Standing of CHI
     2.1.1 CHI is duly incorporated and is validly existing under the laws of Pennsylvania and is subsisting in the Commonwealth of Pennsylvania and has all necessary corporate power, authority and capacity to own its assets and to carry on its business as presently conducted and to enter into this Agreement;
     2.1.2 CHI’s head office is located in Fort Washington, Pennsylvania, and CHI has branch offices in Orlando, Florida and San Diego, California. Neither the nature of the business of CHI nor the location or character of the property owned or leased by it requires that CHI be registered, licensed or otherwise qualified, or to be in good standing, in any other jurisdiction other than the States of Pennsylvania, California and Florida, and it is subsisting or in good standing in each of these States;
     Corporate Records and Proceedings
     2.1.3 CHI has made available to OSIL the following documents which are currently and shall be on the Closing Date, true, current, complete and correct in all material respects, and any signatures contained in such documents are the true signatures of the Persons who are purported to have signed same:
          (a) its Articles of Incorporation and Bylaws and all amendments thereto;
          (b) the minute books containing minutes of all meetings of its directors and shareholders or resolutions in lieu thereof;
          (c) a list of all of its officers and directors; and
          (d) CHI’s stock ledger;
     Permits and Licences
     2.1.4 CHI holds all permits, licenses, consents, registrations and authorizations issued by any Governmental Authority, that are necessary in connection with the conduct and operation of its business, and the ownership or leasing of its assets as they are now owned, leased, conducted or operated, except for such permits, licenses, consents, registrations and authorizations the failure of which to hold would not have a material adverse effect on CHI’s business, properties, assets or future prospects, and CHI is not, in any material respect, in breach of or in default under any term or condition of any thereof;
     Authorized and Issued Capital
     2.1.5 The authorized capital of CHI consists of 150,000 Class A voting shares of common stock with no par value and 100,000 Class B non-voting shares of common stock, of which 17,100 Class A shares, 1,042 Class B shares and 2,009 CHI Options are issued and outstanding and are held by the Sellers in the amounts set forth opposite their respective names in Schedule 2.1.5, and after giving effect to the exercise of CHI Options pursuant to Section 9.7, the authorized capital of CHI will consist of 150,000 Class A voting shares of common stock with no par value and 100,000 Class B non-voting shares of common stock, of which 17,100 Class A shares, 3,051 Class B shares and no CHI Options will be issued and outstanding and will held by the Sellers in the amounts and in the percentages set forth opposite their respective names in Schedule 2.1.5. The exercise prices of the CHI Options are set out in Schedule 2.1.5. The CHI Options conform in all material respects to the form of option attached hereto as Schedule 2.1.5-1. Subject to the issuance of CHI Shares to the Optionees in accordance with their exercise of CHI Options, as set forth in Section 9.7, all of the CHI Shares have been duly and validly issued and are outstanding as fully paid and non-assessable shares;
     Options, etc. in CHI
     2.1.6 Except as set forth on Schedule 2.1.5, no Person has any agreement or option, present or future, contingent, absolute or capable of becoming an agreement or option or which with the passage of time or the occurrence of any event could become an agreement or option:
          (a) to require CHI to:
               (i) allot or issue any further or other share in its capital or any other security convertible or exchangeable into any share in its capital, or
               (ii) convert or exchange any security into or for any share its capital, or
          (b) to require CHI to purchase, redeem or otherwise acquire any issued and outstanding shares in its capital, other than those Sellers who hold CHI Options;
     No Violation of Charter Documents
     2.1.7 The execution, delivery and performance of this Agreement by Sellers and CHI will not (with or without notice or lapse of time) violate any provision of the Articles of Incorporation or Bylaws of CHI;
     Business and Assets of CHI

     2.1.8 CHI does not own any shares in or other securities of, or have any interest in the assets or business of, any other Person;
     CHI Financial Statements
     2.1.9 The CHI Financial Statements (which are attached hereto as Schedule 2.1.9):
          (a) reflect accurately the transactions entered into the books and accounts of CHI as at the dates thereof;
          (b) are true, complete and correct in all material respects and present fairly the balance sheet, profit and loss and financial condition of CHI as at the dates thereof; and
          (c) have been prepared in accordance with GAAP;
     No Material Adverse Changes
     2.1.10 Except as set forth on Schedule 2.1.10, since the CHI Financial Statement Date:
          (a) CHI has carried on its business in the ordinary and normal course;
          (b) there has not been any change in the condition or operations of the business, assets or financial affairs of CHI which are, individually or in the aggregate, adverse in any material respect to the properties, assets, business, future prospects or financial conditions of CHI;
          (c) there has not been any damage, destruction or loss, labour trouble or other event, development or condition, of any character (whether or not covered by insurance) which has or may, in any material respect, adversely affect the business, properties, assets or future prospects of CHI; and
          (d) no capital expenditures (which, for greater certainty does not include repair and maintenance expenditures in the ordinary course of the routine daily affairs of CHI) that, in the aggregate, exceed $100,000.00, have been authorized, committed or made by CHI;
     No Unusual Transactions
     2.1.11 Except as provided for in the CHI Financial Statements or except as otherwise set forth on Schedule 2.1.11, CHI has not, since the CHI Financial Statement Date:
          (a) transferred, assigned, sold or otherwise disposed of any asset reflected in the CHI Financial Statements or cancelled any debt or claim except in each case in the ordinary and normal course of its business, or except where any such transfers, assignments, dispositions or cancellations would not individually or collectively have a material adverse effect on CHI;
          (b) incurred or assumed any obligation or liability (fixed or contingent),

except unsecured current obligations and liabilities incurred in the ordinary and normal course of its business;
          (c) authorized, issued or sold any share in its capital or any warrant, bond, debenture or other corporate security or issued, granted or delivered any right, option or other commitment for the issuance of any such or other security;
          (d) declared or made, or committed itself to make, any payment of any dividend or other distribution on or in respect of any share in its capital or purchased or redeemed or split, consolidated or reclassified any such share;
          (e) suffered an operating loss or any extraordinary loss or entered into any commitment or transaction other than in the ordinary and normal course of its business;
          (f) waived or surrendered any right of material value;
          (g) made any gift of money or of any property or asset to any Person;
          (h) purchased any material asset, other than in the ordinary course of business;
          (i) amended or changed or taken any action to amend or change the Articles of Incorporation or Bylaws of CHI;
          (j) increased or agreed to increase the remuneration of, or paid or agreed to pay any pension, bonus, share of profits or other similar benefit to, any current or former employee, consultant, director or officer of CHI or any Seller;
          (k) made any payment of any kind to or on behalf of any current or former employee, consultant, director or officer of CHI or any Seller or any affiliate or associate of any or all of the Sellers or under any management agreement with CHI other than business-related expenses and salaries in the ordinary and normal course of its business and at the regular rates payable to them as at the date such payments were made;
          (l) mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible; or
          (m) authorized or agreed or otherwise become committed to do any of the foregoing;
     CHI Intellectual Property
     2.1.12 Schedule 2.1.12 annexed hereto is a complete and accurate list of all material registered and unregistered, issued and pending, trademarks, service marks, trade names, patents, inventions, trade secrets, Domain Names (as defined in Section 2.1.19), copyrights, service marks, industrial designs, proprietary hardware, proprietary software, applications for the registration thereof and other industrial and intellectual property (collectively the “CHI

Intellectual Property”) owned or licensed by CHI;
     2.1.13 Except as set forth on Schedule 2.1.12, CHI has the right to use all such CHI Intellectual Property without restriction of any nature whatsoever and the consummation of the transactions contemplated herein will not adversely affect the right of CHI to use such CHI Intellectual Property without restriction;
     2.1.14 Except for CHI Intellectual Property that is licensed by CHI and identified as such in Schedule 2.1.12, CHI is the registered and beneficial owner of all CHI Intellectual Property with good and marketable title, unencumbered, and subject to no pending challenge, revocation, expiry or termination;
     2.1.15 Except as set forth on Schedule 2.1.12, to the Majority Shareholders’ knowledge, there are no judgments, decrees or orders restricting or limiting the use by CHI of any of the CHI Intellectual Property and the operation of the business of CHI does not violate, breach or infringe any patents, copyrights, trade names, trademarks, industrial designs or licenses held by others and the Sellers have no knowledge of any alleged breach or violation thereof;
     2.1.16 Except as disclosed in Schedule 2.1.12, CHI has not granted any other party rights with respect to the CHI Intellectual Property or disclosed any source codes for its proprietary software (if any) to any third party, and the patents, trademarks, service marks, industrial designs and copyrights set forth in Schedule 2.1.12 are valid and all applications for registration or issuance in respect thereof set forth on Schedule 2.1.12 have been duly filed;
     2.1.17 The use of the material CHI Intellectual Property by CHI has not infringed upon the rights of any other party and CHI has not received any notice of the revocation, withdrawal, expiration, abandonment or breach of any right to use the CHI Intellectual Property;
     2.1.18 To the Majority Shareholders’ knowledge no party is (i) infringing upon CHI’s rights to the CHI Intellectual Property; (ii) in breach of any license or other agreement respecting the CHI Intellectual Property; or (iii) otherwise engaged in any unlawful license, sale or use of the CHI Intellectual Property;
     2.1.19 All Domain Names of CHI are duly registered with the authority charged with maintaining same and such domain names do not violate or exist in breach of the intellectual property rights of any other Person; CHI has the right to own and use the domain names listed in Schedule 2.1.12. The term “Domain Name” as used herein is a name or address used to identify or locate a particular U.R.L. on the Internet;
     Title to Properties
     2.1.20 Except as set forth on Schedule 2.1.20, CHI has good and marketable title to all of its assets, properties, interests in properties, real and personal, including those reflected in the CHI Financial Statements or that have been acquired since the CHI Financial Statement Date (except for those which have been transferred, sold or otherwise disposed of in the ordinary and normal course of business), free and clear of all Encumbrances, and none of CHI’s properties or assets is in the possession of or under the control of any other Person except for its lease of the Real Property;
     Leased Equipment
     2.1.21 CHI has no equipment that, as of Closing Date, is leased or is held under license or similar arrangement except as set forth in Schedule 2.1.21;
     Leases of Real Property
     2.1.22 CHI does not own any real property. Schedule 2.1.22 identifies all real property presently leased, subleased to, or otherwise occupied by CHI (collectively, the “Real Property”). The leases relating to the Real Property are referred to as the “Leases”. The Leases are each valid and in full force and effect against CHI, and against the other parties thereto, and CHI holds valid and existing leasehold interests thereunder for the respective terms set forth in the Leases. CHI is not in default under the material terms of any of the Leases. Since September 30, 2004, neither CHI nor any of its Affiliates has received written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Real Property;
     Material Contracts
     2.1.23 Schedule 2.1.23 contains a complete and accurate list and description of any and all contracts material to CHI, including:
          (a) contracts that involve commitments to make capital expenditures or that provide for the purchase of goods or services by CHI from any one Person under which the undelivered balance of such goods or services has a purchase price in excess of $25,000;
          (b) contracts that provide for the sale of goods or services by CHI and under which the undelivered balance of such goods or services has a sale price in excess of $75,000;
          (c) each contract relating to the borrowing of money by CHI, to the granting by CHI of an Encumbrance on any of its assets, or any guaranty or similar undertaking by CHI of any obligation in respect of borrowed money or otherwise;
          (d) each contract with dealers, distributors or sales representatives;
          (e) each contract and any other agreement with any employee, officer, consultant, shareholder, management advisor or Affiliate of CHI;
          (f) each contract commitment or arrangement that, by its terms, limits the freedom of CHI to engage in any business or compete with any Person;
          (g) each contract pursuant to which CHI is a lessor or a lessee of any personal property or any real property, or holds or operates any tangible personal property owned by another Person;
          (h) each power of attorney executed on behalf of CHI or any officer of CHI or any Seller that is currently effective and outstanding;
          (i) each contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by CHI to be responsible for consequential damages;
          (j) each contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payment for goods;
          (k) other contracts material to CHI’s business; and
          (l) any commitments to enter into any of the foregoing.
     2.1.24 All of the contracts required to be identified in Schedule 2.1.23, including amendments, supplements and modifications thereto are referred to collectively as the “Material Contracts”. All of the Material Contracts are in full force and effect in all material respects and are enforceable in accordance with their respective terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity. Except as set forth on Schedule 2.1.24, CHI has performed in all material respects all obligations required to be performed by it pursuant to such contracts, and there is no existing or, to the knowledge of the Majority Shareholders, threatened default under or violation of any of such contracts by any other party thereto.
     2.1.25 In addition to the representations set forth in Section 2.1.24, or except as set forth on Schedule 2.1.25:
          (a) With respect to each Government Contract or Bid (as defined below) to which CHI is a party, since September 30, 2004, (A) CHI has complied with all material terms and conditions thereof and in all material respects with all applicable Laws; (B) no written notice has been received alleging that CHI is in breach or violation of any statutory, regulatory or contractual requirement; (C) no written notice of termination for convenience, termination for default, cure notice or show-cause notice has been received by CHI; (D) no cost incurred by CHI pertaining to such Government Contract for which CHI have sought reimbursement from any Governmental Authority directly or indirectly has been formally questioned or challenged by written notice to CHI, or has been disallowed by such Governmental Authority; and (E) no money due to CHI has been (or, to the knowledge of the Majority Shareholders, has been threatened to be) withheld or set off;
          (b) Since September 30, 2004, (A) CHI has not received any written notice of, and neither CHI nor, to the knowledge of the Majority Shareholders, any of CHI’s employees, agents or consultants is under, any administrative, civil or criminal investigation by any Governmental Authority relating to, any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Bid; and (B) CHI has not made any voluntary disclosure to any Governmental Authority with respect to any irregularity, misstatement or omission arising under or relating to a Government Contract;
          (c) (i) neither CHI nor, to the knowledge of the Majority Shareholders, any of CHI’s employees, agents or consultants is (or since September 30, 2004 has been) suspended or debarred from doing business by any Governmental Authority or declared nonresponsible or ineligible for government contracting, (ii) as of the date hereof, no suspension or debarment action is pending, or to the knowledge of the Majority Shareholders threatened, against CHI or any of CHI’s employees, agents or consultants for which CHI has received written notice thereof, and (iii) as of the date hereof, to the knowledge of the Majority Shareholders, there are no facts or circumstances which would reasonably be likely to result in a suspension or debarment proceeding or a finding of non-responsibility or ineligibility against CHI or any of CHI’s employees, agents or consultants;
          (d) Since September 30, 2004, CHI has complied in all material respects with all applicable U.S. federal and state procurement laws, rules and regulations, including all applicable provisions of the U.S. Truth in Negotiations Act, the U.S. Procurement Integrity Act, the U.S. Cost Accounting Standards and the U.S. Foreign Corrupt Practices Act (“FCPA”);
          (e) To the knowledge of the Majority Shareholders, no Governmental Authority or any prime contractor, subcontractor or vendor is asserting (or since September 30, 2004 has asserted) any claim or is initiating any dispute proceeding against CHI relating to Government Contracts or Bids, nor is CHI asserting (or since September 30, 2004 has CHI asserted) any claim or initiating (or since September 30, 2004 has CHI initiated) any dispute proceeding directly or indirectly against any such party concerning any Government Contract or Bid;
          (f) For purposes of this Section 2.1.25, the following terms shall have the following meaning: (i) “Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind between CHI and (a) any Governmental Authority, (b) any prime contractor to any Governmental Authority or (c) any subcontractor with respect to any contract described in clause (a) or (b), and (ii) “Bid” means any quotation, bid or proposal by CHI which, if accepted or awarded, would lead to a contract with any Governmental Authority or any other entity, including a prime contractor or a higher tier subcontractor to any Governmental Authority, for the design, manufacture or sale of products or the provision of services by CHI.
     Employees, Etc.
     2.1.26 Schedule 2.1.26 sets forth the names, titles and places of work of all of the employees, associates and consultants of CHI, together with particulars of the material terms and conditions of employment or engagement of such Persons, including rates of remuneration, benefits, positions and Personnel Security Clearances held;

     2.1.27 Each employee, associate or consultant of CHI has been paid all wages, income, remuneration and other amounts due and owing to him or her by CHI as at the end of the most recent completed pay period;
     2.1.28 None of the Majority Shareholders is aware of any labour dispute with any of CHI’s employees, associates or consultants;
     2.1.29 No individual who provides services to CHI and is not treated as an employee for federal income tax purposes is an employee for such purposes;
     Benefit Plans
     2.1.30 Set forth in Schedule 2.1.30 is a list of all material employee benefit plans (as defined in Section 3(3) of ERISA), with respect to which CHI currently is the sponsor or obligated to make contributions under the plan terms in connection with its employees (the “Plans”). Except as set forth on Schedule 2.1.30:
          (a) none of the Plans is a “multiemployer plan” (as defined in Title I or Title IV of ERISA) or is subject to Title IV of ERISA, and CHI has not maintained or contributed to any such Plan for the five years prior to September 30, 2005;
          (b) each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service and is so qualified, except that no representation is made with respect to any formal qualification requirement with respect to which the remedial amendment period under Section 401(b) of the Code has not yet expired;
          (c) all of the Plans have been operated in substantial compliance with their respective terms and all Laws, and all contributions required under the terms of the Plans or applicable Law have been timely made;
          (d) there are no pending or, to the knowledge of Majority Shareholders, threatened, actions, suits or claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any Plan or otherwise involving any Plan (other than routine claims for benefits);
          (e) none of the Plans provide medical benefits to any retired Person, or any current employee of CHI following such employee’s retirement or other termination of employment, except as required by applicable Law (including Section 4980B of the Code), and CHI has complied in all material respects with the requirements of Section 4980B of the Code and any applicable similar state laws;
          (f) CHI does not maintain any Plan under which it would be obligated to pay benefits solely because of the consummation of the transactions contemplated by this Agreement, disregarding any termination of employment that may occur on or after the Closing;

          (g) neither CHI, nor any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14)of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA that is not covered by a prohibited transaction exemption pursuant to Section 408(a) of ERISA, with respect to any Plan, nor have there been any fiduciary violations under ERISA, which could subject CHI (or any officer, director or employee thereof) to any material penalty or tax under Section 502(i)of ERISA or Section 4975 of the Code;
          (h) all reports and disclosures relating to the Plans required to be filed or furnished to governmental agencies or plan participants or beneficiaries have been filed or furnished in a timely manner; and
          (i) as of the date hereof there is no litigation, audit, claim or, to the knowledge of the Majority Shareholders, investigation pending with respect to any Plan before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.
     Unions and Labour Practices
     2.1.31 No labor union, counsel of labor unions, employee bargaining representative or affiliated bargaining representative:
          (a) holds bargaining rights with respect to any of CHI’s employees by way of certification, interim certification, voluntary recognition, designation or successor rights; or
          (b) has filed any petition seeking to be certified as the bargaining representative of any of CHI’s employees.
     2.1.32 Except as set forth on Schedule 2.1.32, during the two years immediately preceding the date of execution of this Agreement there has been no complaint, grievance, claim, work order or investigation filed, made or commenced against CHI in respect of or affecting CHI or its business pursuant to any applicable employee or employment legislation and there are no outstanding decisions or settlements or pending settlements under any such legislation that place any obligation upon CHI to do or refrain from doing any act or that place a financial obligation upon CHI;
     2.1.33 Except as set forth on Schedule 2.1.33: CHI has paid or accrued all current obligations under all employment legislation in relation to CHI; CHI has not been subject to any special or penalty assessment under any employment legislation that has not been paid and CHI’s workers’ compensation claims experience has not resulted in any surcharge or additional premium being imposed on CHI under any workers’ compensation legislation, and there are not currently pending any claims or investigations with respect to any of the foregoing;
     2.1.34 There is no labour strike, picketing, work slow-down, work stoppage or lock-out actually pending or threatened against or directly or indirectly affecting CHI or any of its operations, and CHI has not experienced any strike, slowdown or work stoppage, lock-out or other collective labour action by or with respect to its employees;

     2.1.35 There are no charges with respect to or relating to CHI before any commission, agency or body responsible for the prevention of unlawful employment practices. CHI has no notice from any federal, state, local or other agency responsible for the enforcement of labour or employment laws of an intention to conduct an investigation of CHI or any of its business or employment practices and no such investigation is in progress;
     2.1.36 CHI has complied in all material respects with all applicable laws relating to employment and employment practices, wages, hours and terms and conditions of employment with respect to employees, including part-time employees (if any) and has not engaged in any unfair labour practice;
     2.1.37 No agreement that is binding on CHI restricts it from relocating or closing any of its operations;
     Withholdings
     2.1.38 All amounts required to be withheld for Taxes (as defined in Section 2.1.54 below) by CHI from payments made to any Person has been withheld and paid on a timely basis to the proper governmental body pursuant to applicable legislation;
     No Guarantees or Indemnities
     2.1.39 Except as set forth on Schedule 2.1.39, CHI is not a party to or bound to any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the bylaws of CHI, as the case may be, and applicable laws and other standard indemnities in favour of CHI’s bankers to support any letter of credit obligations entered into in the ordinary course of business) or any other like commitments in respect of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person;
     Conflicting Agreements
     2.1.40 Except as set forth on Schedule 2.1.40, CHI is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, judgement or decree which would be violated or breached, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein;
     Litigation
     2.1.41 Except as set forth on Schedule 2.1.41, there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including any appeal or application for review, in progress, to the knowledge of the Sellers, pending or threatened against, or relating to CHI or affecting any of its properties or assets or its business;
     2.1.42 There is not presently outstanding against the Sellers or CHI any judgement, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator;

     Insurance
     2.1.43 Schedule 2.1.43 sets forth a list and brief description of all policies of fire, liability and other forms of insurance currently held by CHI, including the aggregate coverage amount and type of insurance (including whether such coverage is on a per occurrence or claims-made basis, where applicable) generally applicable deductibles and the expiry dates thereof;
     2.1.44 Except as set forth on Schedule 2.1.43, all premiums for such policies have been paid;
     2.1.45 All insurance policies held by CHI:
          (a) are valid, outstanding and in full force and effect;
          (b) are in such amounts and provide insurance against such losses and risks as are adequate and consistent with the requirements of CHI’s business as currently conducted;
          (c) are sufficient for compliance with all requirements of law and all agreements to which CHI is a party;
          (d) will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement;
     2.1.46 CHI is not in default under any provision of any policy of insurance and has not received notice of cancellation, non-renewal, termination or reduction of coverage of or under any such insurance, and no misstatement or misrepresentation has been made by CHI in any application for any policy of insurance;
     2.1.47 There is no claim by CHI pending under any policies as to which coverage has been questioned, denied or disputed by the underwriters or carriers of such policies;
     2.1.48 CHI has not received any notice from or on behalf of any insurance carrier issuing such policies that insurance rates will hereafter be substantially increased, that there will hereafter be a cancellation, a change in the type of coverage provided, or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of existing policies, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by CHI, the purchase of any additional equipment, or the modification of any of the methods of doing business of CHI, will be required or suggested;
     2.1.49 Except as set forth on Schedule 2.1.43, the Majority Shareholders have no knowledge of any state of facts, or of the occurrence of any event, that the Majority Shareholders know or have reason to believe might reasonably (i) form the basis for any claim against CHI not fully covered by insurance or for any liability on account of any express or implied warranty or omission or commission, or (ii) result in a material increase in insurance premiums of CHI;
     2.1.50 CHI has not been refused any insurance with respect to its assets or operations,

nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three (3) years;
     2.1.51 Schedule 2.1.43 sets forth (i) CHI’s premiums and losses by year and by type of coverage for the past three (3) years, (ii) all outstanding insurance claims by CHI for damage to or loss of property or income that have been referred to insurers or that the Majority Shareholders believes to be covered by commercial insurance and (iii) any agreements, arrangements or commitments by or relating to CHI under which CHI indemnifies any other Person or is required to carry insurance for the benefit of any other Person;
     Copies of Agreements and other Documents
     2.1.52 True, correct and complete copies of all CHI Material Contracts, agreements, instruments and other documents listed in the Schedules have been delivered or made available to OSIL prior to the date of execution of this Agreement;
     Approvals Required
     2.1.53 Other than as contemplated by Section 6.1.10 and except as otherwise set forth on Schedule 2.1.53, no authorization, approval, order, license, permit or consent of any Governmental Authority, regulatory body or court, and no registration, declaration or filing by any of the Majority Shareholders with any such Governmental Authority, regulatory body or court is required in order:
          (a) for the Majority Shareholders to incur the obligations expressed to be incurred by each of them pursuant to this Agreement;
          (b) for the Majority Shareholders to execute and deliver all of the documents and instruments to be delivered by each of them pursuant to this Agreement;
          (c) for the Majority Shareholders to duly perform and observe the terms and provisions of this Agreement; or
          (d) to render this Agreement legal, valid, binding and enforceable in accordance with its terms.
     Tax Returns
     2.1.54 Other than CHI’s federal tax return and Pennsylvania state tax return for the fiscal year ended September 30, 2005, all returns (including, without limitation, income tax, corporation tax, commodity tax, capital tax, transfer business tax, import duties, goods and services tax, value added tax, franchise tax, sales and use tax, unemployment compensation, customs duty, excise tax, severance, property tax, gross receipts tax, profits tax, payroll and withholding tax returns and information returns) and reports of or relating to any federal, municipal, state, foreign or local tax, assessment or charge of any nature whatsoever (all, together with any penalties, additions to tax, fines and interest thereon or related thereto, herein referred to collectively as “Taxes” or singularly as a “Tax”) that are required to be filed (taking into account all extensions) on or before the Closing Date for, by, on behalf of or with respect to CHI (all such returns and reports herein referred to collectively as “Tax Returns” or singularly as a “Tax Return”), have been or will be timely filed with the appropriate taxation authority on or before the Closing Date, and all Taxes shown to be due and payable on such Tax Returns or related to such Tax Returns have been paid in full when due; and CHI has delivered to OSIL true copies of income Tax Returns and all other material Tax Returns of CHI (i) in respect of the financial years ended September 30, 2004, 2003, 2002, (ii) in respect of any other period filed within four calendar years prior to the date hereof and (iii) for any other reporting periods during such financial years for which CHI was required to file Tax Returns;
     2.1.55 All Tax Returns and the information and data contained therein have been properly and accurately compiled and completed in all respects, fairly present in all respects the information purported to be shown therein, and reflect or will reflect all liabilities for Taxes for the periods covered by such Tax Returns, unless such liability is otherwise adequately provided for in the CHI Financial Statements;
     2.1.56 No Tax Returns are now under audit or examination by any taxation or other authority and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or Tax deficiency of any nature against CHI, or with respect to any Tax Return and there are no suits or similar proceedings now pending or, to the best of the knowledge of the Majority Shareholders, threatened against any of them with respect to any Tax, and there are no matters under discussion with any taxation or other authority relating to any Tax, or any claims for any additional Tax asserted by any such authority;
     Tax Liabilities
     2.1.57 CHI does not have any liability, obligation or commitment for the payment of Taxes, except those disclosed in the CHI Financial Statements and such Taxes known to the Sellers not yet due as have arisen since the CHI Financial Statement Date in the usual and ordinary course of business and for which adequate provision in the accounts of CHI has been made;
     2.1.58 CHI has properly and timely paid all Taxes required to be withheld and paid in any taxing or other authority;
     2.1.59 There are no currently outstanding assessments, reassessments or written inquiries that have been raised by any governmental authority relating to Taxes or which may lead to the imposition of Taxes or the assessment or reassessment of any Taxes;
     2.1.60 Except as set forth on Schedule 2.1.60, CHI has no inventory;
     2.1.61 Since the CHI Financial Statement Date to the Closing Date, CHI has not acquired or had the use of any material property from a Person with whom it was not dealing at arm’s length;

     2.1.62 Since the CHI Financial Statement Date to the Closing Date, CHI has not disposed of anything material to a Person with whom it was not dealing at arm’s length for proceeds less than the fair market value thereof;
     2.1.63 Since the CHI Financial Statement Date to the Closing Date, CHI has not discontinued carrying on any business in respect of which any material non-capital losses were incurred;
     2.1.64 No monies are owing by CHI on account of sales tax or similar tax other than monies which are accruing for current filing periods for which Tax Returns respecting such Taxes are not yet due;
     2.1.65 CHI has no obligation, pursuant to any Tax sharing agreement, indemnity agreement, tax allocation agreement or any other agreement, or any statute or regulation, to pay the Tax liability of any other person or to reimburse any other person for Taxes. CHI has not been a member of an affiliated group of corporations filing consolidated Tax Returns for U.S. federal income tax purposes or of any analogous group of corporation, or combined, consolidated or unitary group of taxpayers, under the rules of any other taxing jurisdiction; and
     2.1.66 No taxing jurisdiction in which CHI has not filed Tax Returns has asserted that CHI is required either to file such Tax Returns or to pay Taxes.
     2.1.67 Schedule 2.1.67 sets forth the balance of CHI’s net operating loss carryforwards, capital loss carryforwards, and credit carryforwards, and the last date on which each such tax attribute may be used, as of the close of the last taxable year ending prior to the date hereof.
     Relationships with Related Parties
     2.1.68 Except as set forth on Schedule 2.1.68, no Majority Shareholder nor any Affiliate of a Majority Shareholder or of CHI has, or since September 30, 2004 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to CHI’s business; no Majority Shareholder nor any Affiliate of a Majority Shareholder or of CHI is, or since September 30, 2004 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has engaged in any work or activity for or with, or have any financial interest in, any business materially in competition with, or which may materially compete with the Business of CHI within any country, state, region, or locality in which CHI or such affiliate is or was at that time then doing business or marketing its products. For purposes of this Agreement, the “Business of CHI”, (includes any affiliate) means the provision of research and development services and tools to Federal Government agencies responsible for national defense, homeland defense, and healthcare clinical information management – specifically, in areas relating to training systems, cognitive engineering, decision support systems, and command, control, communications, computing, intelligence, surveillance, and reconnaissance (C4ISR) systems business dealings, and a material financial interest in any transaction with CHI, but shall not include ownership for investment purposes of less than two percent of any class of securities of a publicly held corporation.

Except as set forth on Schedule 2.1.68, no Affiliate of a Majority Shareholder or of CHI is a party to any contract with, or has any claim or right against, CHI;
     Condition of Assets
     2.1.69 All material assets and all other material plant, machinery, facilities, computer hardware, computer software, and equipment used by CHI in connection with its business are in good operating condition and in a good state of maintenance and repair for equipment of similar age relative to the standards of maintenance and repair maintained by those carrying on similar businesses in the jurisdictions in which such assets are located;
     Undisclosed Information
     2.1.70 None of the Majority Shareholders has any specific information relating to CHI that is not generally known or that has not been disclosed to OSIL which would have any material adverse effect on the value of the CHI Shares or CHI’s business;
     Warranty Claims
     2.1.71 There are no material existing or threatened claims or, to the best of the knowledge of Sellers, any facts or state of affairs, upon which any claim could be based against CHI for breach of any express or implied warranty or contract requirement or negligence with respect to any work, services or products partially or wholly performed, produced or sold by CHI prior to the Closing Date;
     Bid and Performance Bonds and Guarantees
     2.1.72 There are no specific outstanding bid and performance bonds, letters of credit, agreements of guarantee and agreements of indemnification made in favour of any Person with respect to any work, services or products performed, produced or sold by CHI;
     Bank Accounts and Business Numbers
     2.1.73 Schedule 2.1.73 is a true and complete list showing the name of each bank, trust company or similar institution in which CHI has accounts or safe deposit boxes, the identification numbers of each such account or safe deposit box, the names of all Persons authorized to draw thereon or to have access thereto and the number of signatories required on each account, and all credit cards numbers, non-bank account numbers, codes, and business numbers used by CHI for purposes of remitting Taxes, dues, assessments or other fees;
     Environmental Matters
     2.1.74 Except as set forth in Schedule 2.1.74, to the knowledge of each Majority Shareholder:
          (a) CHI’s operation of the business and the Real Property comply in all material respects with applicable Environmental Laws;
          (b) there has been no Treatment, Storage or Disposal by CHI or any of its Affiliates of any Hazardous Material at, on, under or from any of the Real Property or any real property that was owned, leased or operated by CHI prior to the date hereof which could reasonably be expected to result in liability under applicable Environmental Laws;
          (c) there has been no Release by CHI or any of its Affiliates of any Hazardous Material at, on, under or from any of the Real Property or any real property that was owned, leased or operated by CHI prior to the date hereof in an amount or concentration that could reasonably be expected to give rise to any legal requirement to perform any investigation, clean-up, removal, response or other remedial action, pursuant to any Environmental Law;
          (d) there has been no arrangement by CHI or any of its Affiliates for Disposal or Treatment or transport for Disposal or Treatment of any Hazardous Material at or to any off-site facility which could reasonably be expected to result in liability under applicable Environmental Laws;
          (e) neither CHI nor any of its Affiliates has been named in any suit or proceeding concerning, and has not received any written or, to the knowledge of the Majority Shareholders, oral, notice or request for information from any third party with respect to, a Release or threatened Release of any Hazardous Material or of a violation or alleged violation of any Environmental Law;
          (f) there are no underground storage tanks or related piping, or surface impoundments located on, under or at any of the Real Property. Neither Majority Shareholders nor CHI or any of its Affiliates has removed or caused any such tank or piping to be removed from any Real Property;
          (g) Majority Shareholders have made available to OSIL any documents, reports, assessments or correspondence in the possession or control of the Majority Shareholders or CHI or any of its Affiliates concerning CHI’s liabilities under or compliance with the Environmental Laws.
     Security Clearances
     2.1.75 CHI holds all Facility Security Clearances and its employees hold all Personnel Security Clearances necessary to provide its services to its customers under the Material Contracts;
     Confidentiality Agreements
     2.1.76 Except as disclosed in Section 2.1.77 or except as set forth on Schedule 2.1.76, CHI is not a party to any confidentiality agreement with any Person (other than OSIL under that certain Confidentiality Agreement dated as of June 29, 2005 (the “Confidentiality Agreement”)) respecting the confidentiality of information provided to such Persons or reviewed by such Persons;
     Restrictions on Business
     2.1.77 Except as set forth on Schedule 2.1.77, there is no non-competition, exclusivity or other similar agreement, commitment or understanding in place to which CHI is a party or to which it is otherwise bound that would now or hereafter in anyway limit its business or operations in a particular manner or to a particular locality or geographic region or for a specified period of time, and the execution, delivery and performance of this Agreement does not and will not result in any restriction of CHI from engaging in its business or from competing with any Person or in any geographic area;
     Undisclosed Liabilities
     2.1.78 Except as set forth on Schedule 2.1.78, since October 1, 2004, CHI has not, incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of CHI prepared in conformity with GAAP, including the footnotes thereto, other than (a) liabilities under this Agreement relating to or in connection with the transactions contemplated hereby, or (b) liabilities incurred in the ordinary course of business; and
     Certain Payments
     2.1.79 The Majority Shareholders have not, and to the best of the Majority Shareholders’ knowledge, since its inception, neither CHI nor any director, officer, agent, representative or employee of CHI, or any other Person associated with or acting for or on behalf of CHI, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favourable treatment in securing business, (ii) to pay for favourable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of CHI or any Affiliate of CHI, or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of CHI.
Representations and Warranties of All Sellers
2.2 In order to induce OSIL and Newco to enter into and consummate the transactions contemplated by this Agreement, each Seller severally, and not jointly and severally, represents and warrants to OSIL and Newco that, except as otherwise specified herein or in specified in the relevant Schedule:
     Title to Shares
     2.2.1 Such Seller is the registered and beneficial owner of and has good and marketable title to all of the CHI Shares and, if applicable, the CHI Options held by him or her as set forth opposite his or her name in Schedule 2.1.5 and holds such CHI Shares and CHI Options free and clear of any and all Encumbrances whatsoever;

     Voting Trust
     2.2.2 None of such Seller’s CHI Shares is subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rates or disposition of the CHI Shares other than the Shareholders’ Agreement;
     Authority
     2.2.3 Such Seller has due and sufficient right and authority to enter into this Agreement on the terms and conditions set forth herein and to transfer the registered, legal and beneficial title and ownership of his or her CHI Shares to OSIL free and clear of any and all Encumbrances;
     Residency of the Sellers
     2.2.4 Such Seller is a resident of the State set out under his or her name in Schedule 2.1.5;
     Agreement Valid
     2.2.5 This Agreement has been duly executed by such Seller and constitutes a legal, valid and binding obligation of such Seller enforceable against each Seller in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity; and
     No Conflicts
     2.2.6 Such Seller is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgement, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by such Seller of this Agreement or the performance by such Seller of any of the terms hereof.
     Investment Representation
     2.2.7 Each Seller who is acquiring OSIL Shares is acquiring the OSIL Shares solely for his or her own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the OSIL Shares or dividing his or her participation herein with others. Such Seller has sufficient experience in business, financial and investment matters to be able to evaluate the purchase of the OSIL Shares and to make an informed investment decision with respect to such purchase. Such Seller is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the “1933 Act”). Such Seller understands and acknowledges that (a) none of the OSIL

Shares have been registered or qualified under the 1933 Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the OSIL Shares constitute “restricted securities” as defined in Rule 144 under the 1933 Act; and (c) none of the OSIL Shares may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such OSIL Shares and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Such Seller will refrain from transferring or otherwise disposing of any of the OSIL Shares acquired hereunder or any interest therein in any manner that may cause any Seller to be in violation of the 1933 Act or any applicable state securities Laws. Notwithstanding the foregoing, the parties agree and acknowledge that the representations contained in this Section 2.2.7 shall in no way affect the liability of Majority Shareholders for breaches of their representations and warranties.
Correct on Closing Date
2.3 Each of the Sellers severally, and not jointly and severally, covenants, represents and warrants to and in favour of and with OSIL and Newco that all of the representations and warranties of such Seller set forth in Sections 2.1 and 2.2, in each case those that are qualified as to materiality shall be true and correct and those that are not qualified as to materiality shall be true and correct in all material respects at the Closing Date as if made on that date.
Survival of the Sellers’ Warranties
2.4 The representations, warranties and covenants of the Sellers contained in this Agreement or contained in any document or certificate given pursuant hereto will survive the Closing and, notwithstanding the Closing, will continue in full force and effect for the benefit of OSIL and Newco, provided that:
     2.4.1 Except as provided in Sections 2.4.2 and 2.4.3, no claim based upon or with respect to the inaccuracy or non-performance or non-fulfilment or breach of any representation or warranty of the Sellers contained herein may be made or brought by OSIL and Newco or either of them after the expiration of twenty-four months after the Closing Date unless OSIL has given written notice to the Sellers of particulars of the basis of such claim within such period;
     2.4.2 Any claims based upon or with respect to the inaccuracy or non-performance or non-fulfilment or breach of any representation or warranty of the Majority Shareholders contained herein may, if such claim is based upon or relates to the liability of CHI for Taxes for a particular taxation year, be made or brought by OSIL and Newco or either of them at any time up to the date which is six months following the expiry date, if any, of any period during which an assessment, reassessment or other form of recognized document assessing liability for Taxes, interest and/or penalties in respect of such taxation year under the applicable tax legislation could be issued; and
     2.4.3 Any claims based upon or with respect to the inaccuracy or non-performance or non-fulfilment or breach of any representation or warranty of any Seller contained herein may, if such claim is based upon or relates to the right, title and ownership of such Seller to such Seller’s CHI Shares, the authorized and issued capital of CHI and the entitlement of any other Person to acquire any of the CHI Shares or acquire any shares from the treasury of CHI, or is based on fraud or fraudulent misrepresentation, be made or brought by OSIL and Newco or either of them at any time subject only to any limitation periods as may be imposed by applicable laws.
Reliance
2.5 The Sellers and CHI acknowledge and agree that OSIL and Newco have entered into this Agreement in reliance on the warranties and representations and other terms and conditions of this Agreement, notwithstanding any independent searches or investigations that may be undertaken by or on behalf of OSIL and Newco and that no information known to OSIL and or their respective officers, directors or professional advisers will limit or extinguish OSIL’s right to indemnification hereunder.
PART 3
REPRESENTATIONS AND WARRANTIES OF OSIL
Representations and Warranties
3.1 In order to induce the Sellers to enter into and to consummate the transactions contemplated by this Agreement, each of OSIL and Newco hereby severally, and not jointly and severally, represents and warrants to the Sellers that as of the date hereof:
     Organization and Good Standing of OSIL and Newco
     3.1.1 OSIL is duly organized and validly existing under the laws of the Province of British Columbia and is in good standing with respect to its filings required by the Business Corporations Act (British Columbia) and has all necessary corporate power, authority and capacity to own its assets and to carry on its business as presently conducted; and OSIL has all necessary corporate power, authority and capacity to enter into this Agreement; Newco is duly incorporated and validly existing under the laws of the state of Delaware and is in good standing in the State of Delaware; Newco has not previously carried on any business and has no assets and no liabilities; and Newco has all necessary corporate power, authority and capacity to enter into this Agreement;
     Agreement Valid
     3.1.2 This Agreement constitutes a valid and binding obligation of OSIL and Newco;
     No Conflicting Agreements
     3.1.3 Upon the execution of this Agreement and at the Closing, neither OSIL nor Newco will be a party to, be bound by or be subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgement, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by OSIL and Newco of this Agreement or the performance by OSIL and Newco of any of the terms hereof;
     Approvals Required
     3.1.4 Except as otherwise provided herein no authorization, approval, order, license, permit or consent of any Governmental Authority, regulatory body or court, and no registration, declaration or filing by OSIL or Newco with any such Governmental Authority, regulatory body or court is required in order:
          (a) For OSIL and Newco to incur the obligations expressed to be incurred by OSIL and Newco pursuant to this Agreement;
          (b) for OSIL and Newco to execute and deliver all of the documents and instruments to be delivered by OSIL and Newco pursuant to this Agreement;
          (c) for OSIL and Newco to duly perform and observe the terms and provisions of this Agreement; or
          (d) to render this Agreement legal, valid, binding and enforceable in accordance with its terms;
     OSIL Financial Statements
     3.1.5 The financial statements of OSIL contained in the Public Record accurately reflect the financial position of OSIL as at their respective dates, and since the date of OSIL’s last financial statements contained in the Public Record, except as set forth in the Public Record or on Schedule 3.1.5 hereto, (i) no material adverse changes in the financial position of OSIL have taken place, (ii) OSIL has not incurred any liabilities (contingent or otherwise) other than (X) liabilities incurred in the ordinary course of business consistent with past practice and (Y) liabilities not required to be reflected in OSIL’s financial statements pursuant to GAAP or otherwise required to be disclosed in Public Record, (iii) OSIL has not altered its method of accounting or the identity of its auditors, and (iv) OSIL has not declared or made any payment or distribution of cash or other property to its stockholders or officers or directors (other than in compliance with existing OSIL stock option or stock purchase plans or the terms of any convertible or derivative securities of OSIL) with respect to its capital stock, or purchased or redeemed (or made any agreements to purchase or redeem) any shares of its capital stock;
     Filings
     3.1.6 OSIL has timely filed all documents that it is required to file pursuant to the Applicable Securities Laws and all of the documents so filed as part of the Public Record comply in all material respects with the requirements of the Applicable Securities Laws and contain no untrue statements of a material fact and do not omit to state a material fact that is required to be stated or that is necessary to prevent a statement that is made from being false or misleading in the circumstances in which it was made;
     Listing and Maintenance Requirements Compliance
     3.1.7 Except as set forth in the Public Record, OSIL has not, in the twelve (12) months preceding the date hereof, received notice (written or oral) from any securities market, quotation system or exchange on which OSIL’s common stock is trading to the effect that OSIL is not in compliance with the listing or maintenance requirements of such exchange or market;
     Registration Rights; Rights of Participation
     3.1.8 Except as set forth in Section 9.11 and the Public Record, OSIL has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of OSIL registered with any Governmental Authority which would grant any Person any right of first refusal, preemptive right, right of participation, or any similar right to participate in the issuance, and/or registration of the sale of, the OSIL Shares contemplated by this Agreement.
     OSIL Shares
     3.1.9 The OSIL Shares to be issued to the Sellers on Closing under this Agreement will, at Closing, be issued as fully paid and non-assessable shares, free of any Encumbrance.
     No Violation of Charter Documents
     3.1.10 The execution, delivery and performance of this Agreement by either OSIL or Newco will not (with or without notice or lapse of time) violate any provision of their respective articles of incorporation or bylaws;
     Undisclosed Information
     3.1.11 Neither OSIL nor Newco has any specific information relating to OSIL or Newco that is not generally known or that has not been disclosed or made available to the Majority Shareholders which would have any material adverse effect on the value of the OSIL Shares or OSIL’s business;
     Private Offering
     3.1.12 Assuming that each Seller receiving OSIL Shares is an “accredited investor” as such term is defined in Regulation D under the 1933 Act and that the offer and sale of the OSIL Shares has been completed, the offer, issuance and sale of the OSIL Shares to the Sellers as contemplated hereby are exempt from the registration requirements of the 1933 Act. Neither OSIL nor any Person acting on its behalf has taken or is, to the knowledge of OSIL, contemplating taking any action which could subject the offering, issuance or sale of the OSIL Shares to the Sellers to the registration requirements of the 1933 Act, including soliciting any offer to buy or sell the OSIL Shares by means of any form of general solicitation or advertising.

     Authorized and Issued Capital
     3.1.13 The authorized capital of OSIL and Newco are set forth on Schedule 3.1.13;
     Certain Payments; FCPA
     3.1.14 To the best of knowledge of OSIL and Newco, since their inception, neither OSIL, Newco, any subsidiary thereof nor any director, officer, agent, representative or employee of OSIL, Newco or any subsidiary thereof, or any other Person associated with or acting for or on behalf of OSIL, Newco or any subsidiary thereof, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favourable treatment in securing business, (ii) to pay for favourable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of OSIL, Newco, any subsidiary thereof or any Affiliate of any of the foregoing, or (iv) in violation of any Law, (b) established or maintained any fund or asset that has not been recorded in the books and records of OSIL or Newco, or (c) violated the FCPA;
     Right of First Refusal; Stockholders’ Agreement; Voting and Registration Rights
     3.1.15 Except as set forth in the Public Record or on Schedule 3.1.15, no party has any right of first refusal, right of first offer, right of co-sale, preemptive right or other similar right regarding OSIL’s securities. The issuance of the OSIL Shares is not subject to any of the rights set forth on Schedule 3.1.15. There are no provisions of OSIL’s notice of articles or articles, no agreements to which OSIL is a party and no agreements by which OSIL no any subsidiary or the OSIL Shares are bound, which (a) may affect or restrict the voting rights of any Seller with respect to the OSIL Shares in its capacity as a stockholder of OSIL, (b) restrict the ability of the Seller, or any successor thereto or assignee or transferee thereof, to transfer the OSIL Shares, (c) would adversely affect any Seller’s right or ability to consummate this Agreement or comply with the transactions contemplated hereby, (d) require the vote of more than a majority of OSIL’s issued and outstanding common stock, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a class vote under applicable Law, or (e) entitle any party to nominate or elect any director of OSIL or require any of OSIL’s stockholders to vote for any such nominee or other person as a director of OSIL;
     Patents and Trademarks
     3.1.16 (a) OSIL, Newco and each subsidiary thereof have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and rights which are necessary or material for use in connection with their respective business and which the failure to so have would have a material adverse effect (collectively, the “OSIL Intellectual Property”); and (b) there are no judgments, decrees or orders restricting or limiting the use by OSIL, Newco or any subsidiary thereof of OSIL Intellectual Property and the operation of the business of OSIL, Newco and any subsidiary thereof does not violate, breach or infringe any patents, copyrights, trade names, trademarks, industrial designs or licenses held by others;
      Certain Fees
      3.1.17 No fees or commissions will be payable by OSIL or Newco to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement;
      Employees
      3.1.19 The total number of employees of OSIL, Newco and any subsidiary thereof in the aggregate is less than 200;
      Permits and Licences
      3.1.20 To best of the knowledge of OSIL and Newco, OSIL and Newco hold all permits, licenses, consents, registrations and authorizations issued by any Governmental Authority, that are necessary in connection with the conduct and operation of their business, and the ownership or leasing of their assets as they are now owned, leased, conducted or operated and are not, in any material respect, in breach of or in default under any term or condition of any thereof;
      Correct on Closing
      3.2 Each of OSIL and Newco severally, and not jointly and severally, covenants, represents and warrants with and in favour of each of the Sellers that all of the representations and warranties set forth in Section 3.1 will be true and correct at the Closing Date as if made on that date.
      Survival of OSIL’s and Newco’s Warranties
      3.3 The representations, warranties and covenants of OSIL and Newco contained in this Agreement or in any document or certificate given pursuant hereto will survive the Closing and, notwithstanding the Closing and any investigation made by or on behalf of the Majority Shareholders, will continue in full force and effect for the benefit of the Sellers, provided that no claim based upon or with respect to the inaccuracy or non-performance or non-fulfilment or breach of any representation or warranty of OSIL contained herein may be made or brought by the Majority Shareholders after the expiration of twenty-four months from the Closing Date unless the Sellers have given written notice to OSIL of particulars of the basis of such claim within such period.
      Reliance
      3.4 OSIL and Newco acknowledge and agree that the Sellers have entered into this Agreement in reliance on the warranties and representations and other terms and conditions of this Agreement notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the Sellers and that no information which is known to any of the Sellers and CHI or their professional advisers will limit or extinguish the right to indemnification hereunder.
PART 4
PURCHASE AND SALE OF CHI SHARES
Purchase and Sale
4.1 Subject to the conditions, representations and warranties contained in this Agreement, the Sellers shall sell and OSIL and Newco shall purchase the CHI Shares free and clear of all Encumbrances.
Purchase Price
4.2 The aggregate purchase price payable to the Sellers for the CHI Shares shall be the sum of $9,000,000 subject to payment and adjustment as set forth in this Part 4 (as adjusted from time to time, the “Purchase Price”).
Manner and Terms of Payment
4.3 The Purchase Price will be paid as follows:
     4.3.1 $7,250,000 on account of the Purchase Price be paid on Closing by Newco to the Sellers by way of certified trust cheque, bank draft, or such other method as may be acceptable to Sellers and OSIL, acting reasonably, in the proportions set forth on Schedule 4.3.1;
     4.3.2 $750,000 on account of the Purchase Price (the “Holdback”) will be delivered on Closing to an escrow agent mutually acceptable to OSIL and Sellers’ Representative, acting reasonably, and will be held in escrow for a period of 90 days following Closing pending the making of final adjustments to the Purchase Price as follows:
          (a) OSIL and Newco will engage OSIL’s auditors to prepare an audited balance sheet of CHI (“Closing Balance Sheet”) in accordance with GAAP consistent with CHI’s past practices as of the Closing Date setting forth CHI’s retained earnings as of the Closing Date (“Retained Earnings”) and the amount by which such Retained Earnings exceed the Retained Earnings Threshold (the “Retained Earnings Surplus”) or the amount by which such Retained Earnings are less than the Retained Earnings Threshold (the “Retained Earnings Deficiency”). Funds paid to CHI pursuant to the exercise of the CHI Options pursuant to Section 9.7 shall be excluded from, and shall not be included in, the calculation of Retained Earnings, Retained Earnings Surplus or Retained Earnings Deficiency. OSIL and Newco will deliver to Sellers’ Representative the Closing Balance Sheet not later than the Settlement Date;
               (i) If Sellers’ Representative does not object to the Closing Balance Sheet, then the Closing Balance Sheet shall be treated as the final Closing Balance Sheet.
               (ii) If Sellers’ Representative objects to the Closing Balance Sheet, he shall deliver a detailed statement (“Objections”) describing his objections to OSIL within 30 days after receiving the Closing Balance Sheet and setting forth the Sellers’ calculations and amounts for the Retained Earnings. OSIL and Sellers’ Representative will use reasonable efforts to resolve any such Objections themselves, and if the parties obtain a final resolution, OSIL will revise the Closing Balance Sheet as appropriate to reflect the resolution of any Objections thereto pursuant to this Section 4.3.2(a)(ii), and such revised balance sheet shall be treated as the final Closing Balance Sheet.
               (iii) If OSIL and Sellers’ Representative do not obtain a final resolution within thirty (30) days after OSIL has received the Objections, OSIL and Sellers’ Representative will select an accounting firm mutually acceptable to them to resolve any remaining Objections. If OSIL and Sellers’ Representative are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing, will set forth the accounting firm’s calculations and amounts for Retained Earnings and will be conclusive and binding upon the Parties. OSIL will revise the Closing Balance Sheet as appropriate to reflect the resolution of any Objections thereto pursuant to this Section 4.3.2(a)(iii), and such revised balance sheet shall be treated as the final Closing Balance Sheet.
               (iv) In the event the Purchaser and Sellers’ Representative submit any unresolved Objections to an accounting firm for resolution as provided in Section 4.3.2(a)(iii) above, if the accounting firm’s calculation of Retained Earnings is closer in value to:
                    (Y) the Sellers’ calculation of Retained Earnings as set forth in the Objections than to OSIL’s calculation of Retained Earnings as set forth in the Closing Balance Sheet delivered by OSIL to Sellers’ Representative under Section 4.3.2(a), then OSIL will be responsible for all of the fees and expenses of the accounting firm; or
                    (Z) OSIL’s calculation of Retained Earnings as set forth in the Closing Balance Sheet delivered by OSIL to Sellers’ Representative under Section 4.3.2(a) than to Sellers’ Representative’s calculation as set forth in the Objections, then Sellers will be responsible for all of the fees and expenses of the accounting firm.
               (v) OSIL and Newco will make the work papers and back up materials used in preparing the Closing Balance Sheet available to Sellers’ Representative and Sellers’ accountants and other representatives at reasonable times and upon reasonable notice at any time during the review and preparation by OSIL of the Closing Balance Sheet; and
          (b) Within fourteen days after Closing, CHI shall deliver a listing of each of CHI’s accounts receivable as of the Closing Date (the “Accounts Receivable”) which shall be attached hereto as Schedule 4.3.2(b). For the avoidance of doubt, “Accounts Receivable” shall not include the amount of holdbacks under government contracts identified as “Government Contract Holdbacks” on Schedule 4.3.2(b), and the Purchase Price shall not be adjusted for the non-collection of such Government Contract Holdbacks. Following the Closing Date, OSIL and Newco shall cause CHI to use commercially reasonable efforts to collect the Accounts Receivable. On the Settlement Date, OSIL and Newco shall deliver to the Sellers’ Representative a report (the “AR Report”) setting forth the amount of each Account Receivable that has not been collected (the aggregate total of such amounts, the “AR Deficiency”). Following delivery of the AR Report, the Sellers’ Representative shall have a period of ten (10) Business Days from his receipt thereof in which to review the same. For the purpose of such review, OSIL and Newco agree to permit or to cause their accountants to permit the Sellers’ Representative and his accountants to examine all invoices, records, working papers, schedules and other documentation related to the Accounts Receivable. In the event of any discrepancy between amounts paid by such payors with respect to the Accounts Receivable and amounts reflected in the AR Report, the Sellers’ Representative may dispute such discrepancy and OSIL and Sellers’ Representative agree to work diligently to resolve such discrepancy within ten (10) Business Days. OSIL agrees to promptly revise and prepare a final AR Report to reflect the agreement of OSIL and Sellers’ Representative with respect to the collected Accounts Receivable. If Sellers’ Representative does not dispute the initial AR Report, then such report shall be treated as the final AR Report.
          (c) If there is a Retained Earnings Surplus which exceeds the AR Deficiency, if any, the Purchase Price shall not be adjusted, and the escrow agent shall be directed to pay to the Sellers’ Representative for the benefit of the Sellers on the Settlement Date the entire Holdback.
          (d) If there is a Retained Earnings Surplus which is less than the AR Deficiency, the escrow agent shall be directed to pay to the Sellers’ Representative for the benefit of the Sellers on the Settlement Date the Holdback minus the difference between the AR Deficiency minus the Retained Earnings Surplus, and the Purchase Price shall be deemed adjusted accordingly. The parties shall then resolve any disputes pursuant to the dispute resolution proceedings set forth in Section 4.3.2(a)-(b) to determine the final Retained Earnings Surplus and AR Deficiency. Upon completing the dispute resolution proceedings, the escrow agent shall pay to OSIL and Newco an amount equal to the difference of the final AR Deficiency minus the final Retained Earnings Surplus and shall pay the remaining Holdback amount, if any, to the Sellers’ Representative for the benefit of the Sellers. Thereafter, OSIL and Newco will continue to cause CHI to use its commercially reasonable efforts to collect the remaining Accounts Receivable and will pay to Sellers’ Representative for the benefit of the Sellers, as and when collected, an amount equal to the difference of the final AR Deficiency minus the final Retained Earnings Surplus.
          (e) If there is a Retained Earnings Deficiency, then the escrow agent shall be directed to pay to the Sellers’ Representative for the benefit of the Sellers on the Settlement Date the Holdback minus any AR Deficiency and minus any Retained Earnings Deficiency, and the Purchase Price shall be deemed adjusted accordingly. Thereafter, the parties shall resolve any disputes pursuant to the dispute resolution proceedings set forth in Section 4.3.2(a)-(b) to determine the final Retained Earnings Deficiency or Retained Earnings Surplus, as the case may be, and AR Deficiency. Upon completing the dispute resolution proceedings, the escrow agent shall pay to OSIL and Newco an amount equal to the final AR Deficiency plus the final Retained Earnings Deficiency and shall pay the remaining Holdback amount, if any, to the Sellers’ Representative for the benefit of the Sellers. Thereafter, OSIL and Newco will cause CHI to continue to use its commercially reasonable efforts to collect the remaining Accounts Receivable and will cause CHI to pay the same to Sellers’ Representative for the benefit of the Sellers, as and when collected.
          (f) If, after completing the dispute resolution proceedings set forth in Section 4.3.2(a)-(b), the final Retained Earnings Deficiency and AR Deficiency exceed the Holdback,

the Sellers shall remit such amount to OSIL promptly upon receipt of notice from OSIL requesting payment therefor, and the Purchase Price shall be deemed adjusted accordingly. Thereafter, OSIL and Newco will continue to cause CHI to use its commercially reasonable efforts to collect the remaining Accounts Receivable and will cause CHI to pay the same to Sellers’ Representative for the benefit of the Sellers, as and when collected, but only if and to the extent that the amounts so collected exceed the amount by which the final AR Deficiency plus the final Retained Earnings Deficiency exceed the Holdback;.
          (g) All cash payments to the Sellers pursuant to this Section 4.3.2 shall be paid in proportion to their percentage ownership of CHI Shares on Closing, as set forth on Schedule 4.3.1.
     4.3.3 The provisions of Sections 4.3.2 shall be embodied in a formal escrow agreement substantially in the form of Schedule 4.3.3, which shall be executed and delivered on Closing.
     4.3.4 (a) The sum of $898,220 will be paid and satisfied by the issue on Closing by OSIL to those Sellers identified on Schedule 4.3.4(a) of 1,067,975 fully paid and non-assessable common voting shares without par value in the capital stock of OSIL (the “OSIL Shares”), in the amounts set forth on Schedule 4.3.4(a) hereto.
          (b) The Sellers identified on Schedule 4.3.4(b) hereto either do not meet the definition of “accredited investor” or have elected to receive cash in lieu of OSIL Shares to which they would otherwise be entitled under Section 4.3.4(a). The sum of $101,780 will be paid and satisfied by the issue on Closing by OSIL to those Sellers identified on Schedule 4.3.4(b) in the amounts set forth on Schedule 4.3.4(b) hereto.
     4.3.5 OSIL covenants with the Sellers that OSIL will provide the necessary funds to Newco to enable Newco to pay and satisfy the cash portion of the Purchase Price on Closing.
     4.3.6 The Sellers acknowledge and agree that OSIL and Newco shall have the right to adjust the proportion of the consideration paid by each of them to the Sellers for the CHI Shares as OSIL may determine, acting reasonably, in its discretion.
     4.3.7 OSIL and Newco agree that CHI may pay costs incurred by the Sellers in connection with this Agreement and the transactions evidenced hereby in the amount of up to $75,000. Such payment shall be included in the calculation of Retained Earnings.
TSX Acceptance
4.4 The Parties acknowledge that the transactions contemplated hereby shall be subject to the acceptance of the TSX and all other regulatory authorities having jurisdiction. Without limiting the generality of the foregoing, the Parties acknowledge that the number and deemed price of the OSIL Shares to be issued to the Sellers is subject to TSX approval. OSIL agrees that promptly upon execution of this Agreement, it shall make application to the TSX and use its reasonable efforts to obtain such approval as soon as reasonably practicable. The Majority Shareholders and CHI agree to cooperate with OSIL and provide all such information and documentation as the TSX may reasonably request in support of OSIL application for approval.

Securities Laws
4.5 The Sellers and CHI acknowledge that OSIL intends to deliver the OSIL Shares to the Sellers in reliance upon exemptions from the registration and prospectus requirements of Applicable Securities Laws, and that accordingly the OSIL Shares will be issued subject to such trading restrictions, escrow arrangements and hold periods as may be imposed under Applicable Securities Laws. The Sellers and CHI further acknowledge that, except as otherwise set forth herein, OSIL has no obligation to qualify the distribution of the OSIL Shares by way of prospectus or a registration statement in any jurisdiction.
PART 5
CLOSING
Closing Time and Location
5.1 The Closing will take place on November 30, 2005 at 10:00 a.m. Eastern Time (the “Closing Date”) at the offices of Schnader Harrison Segal & Lewis LLP at 1600 Market Street, Suite 3600, Philadelphia, Pennsylvania, or such other date, time and place as is agreed upon in writing by OSIL and the Sellers’ Representative, subject to satisfaction or waiver of all of the conditions precedent to closing set forth herein. Notwithstanding the Closing Date, all adjustments shall be made as of the Adjustment Time.
Sellers’ Closing Documents
5.3 At the Closing, the Sellers (through the Seller’s Representative), and CHI will deliver, or cause to be delivered, to OSIL the closing documents set forth in Section 6.1.
OSIL’s and Newco’s Closing Documents
5.4 At the Closing, OSIL and Newco will deliver to the Sellers the documents set forth in Section 7.1.
PART 6
CONDITIONS PRECEDENT TO PERFORMANCE BY OSIL AND NEWCO
OF THEIR OBLIGATIONS UNDER THIS AGREEMENT
Conditions of OSIL and Newco
6.1 The obligations of OSIL and Newco to complete the purchase of the CHI Shares at the Closing will be subject to the satisfaction of, or compliance with, each of the following conditions precedent:
     Truth and Accuracy of Representations of the Sellers and CHI at Closing

     6.1.1 The representations and warranties of the Sellers and CHI made in Part 2 shall be true and correct in all material respects at and as of the Closing as though then made;
     Performance of Obligations
     6.1.2 The Sellers and CHI have performed and complied in all material respects with all the obligations to be performed and complied with by them hereunder;
     No Claim Regarding Stock Ownership or Sale Proceeds
     6.1.3 There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the CHI Shares, or (b) is entitled to all or any portion of the Purchase Price payable for the CHI Shares.
     Absence of Injunctions, Etc.
     6.1.4 No injunction or restraining order of any Court or administrative tribunal of competent jurisdiction shall be in effect prohibiting the transactions contemplated hereby and no action or proceeding shall have been instituted or shall be pending before any Court or administrative tribunal to restrain or prohibit the transactions between the parties contemplated hereby;
     Absence of Change of Conditions
     6.1.5 No event shall have occurred or condition or state of facts of any character shall have arisen or legislation (whether by statute, rule, regulation, by-law or otherwise) been introduced which might reasonably be expected to have a materially adverse effect upon the financial condition, results of operations or business prospects of CHI and OSIL is satisfied, acting reasonably, that the major clients and suppliers of consulting services to CHI are prepared to continue their business relationships with OSIL after the Closing and that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not constitute defaults under any Material Contracts or any contract with any governmental authority;
     Absence of Damages, Etc.
     6.1.6 No material damage, destruction or loss to any property of CHI shall have occurred that is not adequately covered by insurance (less amounts which are “deductibles” under such insurance where such “deductibles” do not exceed those set out in Schedule 2.1.43, and the Parties acknowledge that all risks respecting such damage, destruction or loss shall remain with the Sellers and CHI until the Closing.
     Employment Agreements
     6.1.7 On the Closing Date Wayne W. Zachary, Floyd A. Glenn III and Geraldine Burke

will enter into employment agreements with CHI substantially in the forms set out in Schedule 6.1.7;
     TSX Approval
     6.1.8 The TSX shall have accepted this Agreement for filing and approved the listing of the OSIL Shares for trading on the TSX;
     Non-Competition Agreements
     6.1.9 On the Closing Date Wayne W. Zachary, Floyd A. Glenn III and Geraldine Burke will enter into non-competition agreements substantially in the form of Schedule 6.1.9;
     Governmental Consents, Authorizations, Etc.
     6.1.10 Except as set forth on Schedule 6.1.10, all U.S. governmental notices, confirmations, consents and approvals required in order to effect the purchase of the CHI Shares under this Agreement, and in order for CHI to carry on its business in substantially the same manner as such business was transacted prior to Closing, shall have been given and/or obtained as applicable, including, without limitation: (i) written confirmation by the Committee on Foreign Investment in the United States (“CFIUS”) of the successful completion of the review process under the Exon-Florio amendment to the Defense Production Act of 1950, as amended (“Exon-Florio”), with respect to the acquisition, and (ii) written approval of DSS and, to the extent applicable, the U.S. Department of Energy (“DoE”), to operate the business of CHI pursuant to a foreign ownership, control or influence (“FOCI”) mitigation proposal proposed by, and acceptable to, OSIL in its sole discretion, and (iii) any approvals required by the Directorate of Defense Trade Controls (“DDTC”) pursuant to the International Traffic in Arms Regulations (“ITAR”).
     Termination of Shareholders’ Agreement and Stock Option Plan
     6.1.11 The Shareholders’ Agreement and any stock option plans established by CHI or stock option agreements between CHI and any person shall be terminated without any liability, payment or continuing obligations;
     Termination of License Agreements
     6.1.12 (a) The license agreement between CHI and Mindbuzz Technologies Inc. (“Mindbuzz”) shall be terminated in accordance with its terms, and OSIL and Newco consent to CHI’s payment to Mindbuzz shareholders to repay their capital contributions and loans to Mindbuzz in an aggregate amount not to exceed $10,000 and agree that that such payment shall be deemed to have no impact on the calculation of Retained Earnings;
               (b) CHI and the shareholders of CHI Systems Terrain Products, Inc. (“CHI Terrain”) shall have entered into an agreement with CHI, effective as of the Closing Date, pursuant to which all of the shareholders of CHI Terrain agree to contribute their shares of CHI

Terrain to the capital of CHI, and such agreement shall be substantially in the form of Schedule 6.1.12.
     Closing Documentation
     6.1.13 OSIL and Newco shall have received from the Sellers and, where applicable, CHI or third parties as noted, the following closing documentation which shall be in form and substance satisfactory to OSIL, acting reasonably:
          (a) the share certificates representing the CHI Shares, duly endorsed for transfer to Newco;
          (b) certified copies of resolutions of the directors of CHI authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby including, without limitation, the transfer of the CHI Shares to Newco, the registration of the CHI Shares in the name of Newco and the issuance of share certificates representing the CHI Shares registered in the name of Newco;
          (c) a certificate of each of the Majority Shareholders certifying that the conditions set forth in this Part 6 have been satisfied, if that is the case;
          (d) the resignations of such directors of CHI as OSIL may determine;
          (e) releases substantially in the form set forth as Schedule 6.1.13(e) executed by each Seller in favour of CHI releasing CHI from any and all manner of actions, causes of action, suits, proceedings, debts, dues, profits, expenses, contracts, damages, claims, demands and liabilities whatsoever, in law or equity, that the Sellers or any of them, ever had or now has against CHI for or by reason of any matter, cause or thing whatsoever related to such Seller’s ownership interest in such Seller’s CHI Shares done or omitted to be done by CHI up to the Closing;
          (f) any other consents, waivers, including waivers of pre-emptive rights, and authorizations reasonably required to enable the transfer of the CHI Shares to OSIL and the issuance of OSIL shares by OSIL as provided for in this Agreement;
          (g) any such instruments of transfer, duly executed, which in the opinion of OSIL, acting reasonably, are necessary or desirable to effect and evidence the transfer of the CHI Shares to Newco free and clear of all Encumbrances;
          (h) the Escrow Agreement substantially in the form of Schedule 4.3.3, duly executed by the Sellers;
          (i) true copies of agreements terminating the Shareholders Agreement and cancelling any CHI Options which have not been exercised prior to Closing, duly executed by the Parties to the Shareholders Agreement, the holders of the CHI Options and CHI as required;

          (j) the agreements referred to in Sections 6.1.7 and 6.1.9;
          (k) a certificate, duly completed and executed by each Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code;
          (l) legal opinions from the respective legal counsel of CHI and the Sellers substantially in the form attached hereto as Schedule 6.1.13(l);
          (m) the termination agreement referred to in Section 6.1.12(a); and
          (n) such other instruments and documents, including third party consents, as are contemplated hereby or as OSIL and Newco may reasonably require to be delivered at Closing by or on behalf of the Majority Shareholders pursuant to the terms hereof or as are reasonably required to evidence compliance with the representations, warranties and covenants of the Majority Shareholders contained herein.
Right of Waiver
6.2 The conditions set forth in Section 6.1 are for the exclusive benefit of OSIL and Newco and may be waived by OSIL and Newco in writing in whole or in part on or before the Closing by notice in writing to the Sellers and CHI.
Merger of Conditions
6.3 The conditions set out in Section 6.1 shall be conclusively deemed to have been satisfied, waived or released on Closing except as otherwise agreed in writing by OSIL, Newco, the Majority Shareholders and CHI at the time of Closing.
PART 7
CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLERS
AND CHI OF THEIR OBLIGATIONS UNDER THIS AGREEMENT
Conditions of Sellers and CHI
7.1 The obligations of the Sellers and CHI to complete the sale of the CHI Shares and the other transactions contemplated hereby at the Closing will be subject to the satisfaction of, or compliance with, each of the following conditions precedent:
     Truth and Accuracy of Representations of OSIL and Newco at Closing Time
     7.1.1 The representations and warranties of OSIL and Newco made in Part 3 that are not qualified by materiality shall be true and correct in all material respects at and as of the Closing as though then made, and the representations and warranties of OSIL and Newco contained in Part 3 that are qualified by materiality shall be true and correct at and as of the

Closing as though then made;
     Performance of Agreements
     7.1.2 OSIL and Newco shall have performed and complied in all material respects with all the obligations to be performed by them hereunder;
     Governmental Consents, Authorizations, Etc.
     7.1.3 All U.S. governmental notices, confirmations, consents and approvals required in order to effect the purchase of the CHI Shares under this Agreement, and in order for CHI to carry on its business in substantially the same manner as such business was transacted prior to Closing, shall have been given and/or obtained as applicable, including, without limitation: (i) written confirmation by CFIUS of the successful completion of the review process under the Exon-Florio amendment to the Defense Production Act of 1950, as amended Exon-Florio, with respect to the acquisition, and (ii) written approval of DSS and, to the extent applicable, the U.S. Department of Energy DoE, to operate the business of CHI pursuant to a foreign ownership, control or influence FOCI mitigation proposal proposed by, and acceptable to, OSIL in its sole discretion, and (iii) any approvals required by the Directorate of Defense Trade Controls DDTC pursuant to the International Traffic in Arms Regulations ITAR.
     TSX Approval
     7.1.5 The TSX shall have accepted this Agreement for filing and approved the listing of the OSIL Shares for trading on the TSX;
     Absence of Injunctions, Etc.
     7.1.6 No injunction or restraining order of any Court or administrative tribunal of competent jurisdiction shall be in effect prohibiting the transactions contemplated hereby and no action or proceeding shall have been instituted or shall be pending before any Court or administrative tribunal to restrain or prohibit the transactions between the parties contemplated hereby;
     Absence of Change of Conditions
     7.1.7 No event shall have occurred or condition or state of facts of any character shall have arisen or legislation (whether by statute, rule, regulation, by-law or otherwise) been introduced which might reasonably be expected to have a materially adverse effect upon the financial condition, results of operations or business prospects of OSIL;
     Absence of Damages, Etc.
     7.1.8 No material damage, destruction or loss to any property of OSIL shall have occurred that is not adequately covered by insurance;

     Closing Documentation and Payment
     7.1.9 The Sellers shall have received from OSIL and Newco, as applicable, the following in form and substance satisfactory to the Sellers, acting reasonably:
          (a) the Purchase Price in the manner set out in Section 4.3;
          (b) certified copies of resolutions of the directors of OSIL and Newco authorizing the creation, execution and delivery of this Agreement and the completion of the transactions contemplated hereby;
          (c) a copy of the notice of acceptance issued by the TSX;
          (d) a certificate of OSIL and Newco certifying that the conditions set forth in this Part 7 have been satisfied, if that is the case;
          (e) the Escrow Agreement substantially in the form of Schedule 4.3.3, duly executed by OSIL;
          (f) the agreements referred to in Section 6.1.7;
          (g) a legal opinion from the legal counsel of OSIL and Newco substantially in the form attached hereto as Schedule 7.1.9(g); and
          (h) such other instruments and documents as are contemplated hereby or as the Sellers and CHI may reasonably require to be delivered to Closing by or on behalf of OSIL and Newco pursuant to the terms hereof or as are reasonably required to evidence compliance with the representations, warranties and covenants of OSIL contained herein.
     Employees
     7.1.10 The number of employees of OSIL, Newco and any Subsidiary thereof (excluding any CHI employees) shall be less than 500 as of the Closing Date;
     SBIR Qualification
     7.1.11 OSIL shall have delivered to Sellers’ Representative a report, reasonably acceptable to Sellers’ Representative setting out the basis for OSIL’s position under the Small Business Innovative Research funding program, and Sellers’ Representative shall be satisfied with the same, acting reasonably.
Right of Waiver
7.2 The conditions set forth in Section 7.1 are for the exclusive benefit of the Sellers and CHI and may be waived by the Majority Shareholders and CHI in writing in whole or in part on or before the Closing by notice in writing to OSIL.
Merger of Conditions

7.3 The conditions set out in Section 7.1 shall be conclusively deemed to have been satisfied, waived or released on Closing except as otherwise stipulated in writing by OSIL, Newco, the Majority Shareholders and CHI at the time of Closing.
PART 8
INTERIM MATTERS
Conduct of CHI Business
8.1 From the date of this Agreement until the Closing, except as otherwise expressly provided for in this Agreement or except to the extent OSIL otherwise consents, (i) Majority Shareholders shall cause CHI to be operated in the ordinary course of business and (ii) Majority Shareholders shall cause CHI to use commercially reasonable efforts to preserve intact its business organizations and relationships with Persons doing business with CHI. Without limiting the generality of the foregoing, except as expressly provided by this Agreement or as set forth on Schedule 8.1, during the period from the date of this Agreement to the Closing Date, Majority Shareholders will
     8.1.1 cause CHI to:
          (a) operate CHI’s cash management practices in accordance with past practices, including the payment of indebtedness, collection of receivables, purchase of inventory, provision of services, payment of payables and incurrence, payment or financing of capital expenditures;
          (b) maintain and protect all CHI Intellectual Property rights of CHI so as not to materially or adversely affect the validity or enforceability thereof;
          (c) maintain the material assets of CHI in good repair, order and condition (normal wear and tear excepted) consistent with current needs;
          (d) maintain the books, accounts and records of CHI in accordance with past practice and custom as used in the preparation of the CHI Financial Statements;
          (e) file on a timely basis all Tax Returns (which shall be true, complete and correct) required to be filed on or before the Closing Date; and
          (f) seek to maintain relationships with employees, customers and suppliers; and
     8.1.2 not permit CHI, without the prior written consent of OSIL, to:
          (a) accelerate the collection of accounts receivable, defer or delay the purchase of inventories or the payment of accounts payable or otherwise conducting any pricing,

sales, receivables and payables other than in the ordinary course of business;
          (b) settle or compromise any litigation or settle, pay or compromise any claims, except where such settlement, compromise or payment would not have a material adverse effect on CHI; effect any recapitalization, redemption or repurchase of the capital stock of CHI;
          (c) terminate, or permit the lapse by reason of inaction of, one or more insurance policies, unless such policy or policies is replaced by a policy or policies with the same or substantially similar coverage;
          (d) enter into any transaction with Sellers or an Affiliate of any Seller or CHI;
          (e) modify any Material Contract in any respect other than in the ordinary course of business;
          (f) change any tax election, tax filing, tax accounting period or accounting methodology; or
          (g) take any action that would result in the occurrence of any of the transactions or events set forth in Section 2.1.11.
PART 9
ADDITIONAL COVENANTS
Consents
9.1 If the sale and transfer of the CHI Shares hereunder requires any consent under or assignment of any contract, licence, permit, lease or agreement, the Sellers and CHI will promptly apply for or otherwise seek, and use their respective reasonable commercial efforts to obtain, such consent or assignment. This Agreement will not constitute an agreement to assign or transfer any contract, licence, permit, lease or agreement if an attempted assignment thereof without the consent of a third party would constitute a breach thereof. If such consent or assignment is not obtained, or if an attempted assignment or transfer would be ineffective, the Sellers and CHI will use their respective reasonable best efforts and cooperate with OSIL and Newco in any commercially reasonable lawful arrangement designed to provide for OSIL and Newco the maximum benefits under such contract, licence, permit, lease or agreement.
Non-Disclosure of Information
9.2 Until the Closing and thereafter, the Parties will comply with the terms of the Confidentiality Agreement.
Return of Information

9.3 If this Agreement is terminated, promptly after such termination all documents, work papers and other written material obtained from a Party in connection with this Agreement and not theretofore made public (including all copies and photocopies thereof), will be returned to the Party which provided such material.
U.S. Government Applications
9.4 (a) As soon as practicable after the date of execution of this Agreement, OSIL and CHI (if they have not done so prior to such execution) shall prepare and file with CFIUS a joint voluntary notice under Exon-Florio with respect to the transaction contemplated by this Agreement. OSIL and CHI shall provide CFIUS with any additional or supplemental information reasonably requested by CFIUS or its member agencies during the Exon-Florio review process. In cooperation with OSIL, CHI shall take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable.
     (b) As soon as practicable after the date of execution of this Agreement, OSIL (if it has not done so prior to execution) shall prepare and submit to DSS and, to the extent applicable, DoE a notification under the National Industrial Security Program Operating Manual (“NISPOM”) and any applicable DoE security regulations, and fully cooperate with OSIL in requesting from DSS and to the extent applicable, DoE, approval to operate the business of CHI pursuant to a FOCI mitigation proposal submitted in relation to the transaction contemplated by this Agreement, which mitigation proposal shall be jointly prepared by and acceptable to both OSIL and CHI, in accordance with the NISPOM and any applicable DoE security regulations. If applicable, at the request of OSIL, CHI shall take all commercially reasonable steps necessary or desirable to obtain favorable National Interest Determinations (“NIDs”) in accordance with the NISPOM or any applicable DoE security regulations for continued performance of CHI’s existing government contracts, and, at the request of CHI, OSIL shall take all commercially reasonable steps advisable, necessary or desirable to assist CHI in obtaining such NIDs.
     (c) As soon as reasonably practicable, CHI (if it has not previously done so) shall prepare and file with DDTC any pre-closing notifications required under the ITAR. The notifications required under 22 C.F.R. Section 122.4(b) shall be filed by each of OSIL and CHI with DDTC within five Business Days after the date of this Agreement.
Access
9.5 From the date of this Agreement until the Closing, subject to applicable Law, Majority Shareholders shall cause CHI to (a) provide to OSIL and its representatives reasonable access to the personnel, facilities and records of CHI, (b) continue to deliver to OSIL and OSIL’s representatives copies of all such contracts, books and records, and other existing documents and data as OSIL may reasonably request, (c) furnish OSIL and OSIL’s representatives with such additional financial, operating, and other data and information as OSIL may reasonably request, and (d) permit OSIL and its representatives to conduct such necessary inspections as OSIL may reasonably request.

Exercise of CHI Options
9.7 At the Adjustment Time, each Seller who is a holder (“Holder”) of CHI Options by execution of this Agreement acknowledges and agrees that such Holder shall be deemed to have exercised such Holder’s right to purchase Class B non-voting shares of CHI’s capital stock and to have received such number of Class B non-voting shares of common stock of CHI as set forth opposite such Holder’s name in Table 1 on Schedule 2.1.5. The portion of the Purchase Price payable to such Holder shall be reduced by the aggregate strike price of the Options such Holder is deemed to have exercised pursuant to this Section 9.7, as set forth in Table 1 on Schedule 2.1.5 (the “Strike Price Amount”) as follows: (i) the amount of cash payable to such Holder pursuant to Section 4.3.1 shall be reduced by an amount equal to the product of the Strike Price Amount multiplied by .88% (such product, the “Cash Purchase Price Reduction”); and (ii)(Y) for each Holder receiving OSIL Shares pursuant to Section 4.3.4(a), the number of OSIL Shares payable to such Holder pursuant to Section 4.3.4(a) shall be reduced by the number of OSIL Shares equal in value to the product of the Strike Price Amount multiplied by .12% and (Z) for each Holder receiving cash in lieu of OSIL Shares pursuant to Section 4.3.4(b), the amount of cash payable to such Holder pursuant to Section 4.3.4(b) shall be reduced by an amount equal to the product of the Strike Price Amount multiplied by .12% (the value of OSIL Shares or cash equal to such product, the “Stock Purchase Price Reduction”). OSIL shall contribute to the capital of CHI cash equal in value to the aggregate Cash Purchase Price Reductions and Stock Purchase Price Reductions of all Holders.
Re-Domiciling of OSIL
9.8 OSIL shall: (a) use its reasonable commercial efforts after Closing to re-domicile as a United States corporation or to otherwise become or to cause its successor corporation to become a United States corporation pursuant to the procedures and within the time limits set forth in the memorandum attached hereto as Schedule 9.8 or otherwise as OSIL may reasonably determine in consultation with its legal counsel; and (b) cause any successor to OSIL as a result of re-domiciling to be bound to the terms and conditions of this Agreement in the same manner as OSIL.
Furnishing of Information
9.9 As long as Sellers own OSIL Shares, OSIL covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed OSIL under Applicable Securities Laws by OSIL after the date hereof. OSIL further covenants that it will take such further action as Sellers may reasonably request, to the extent required from time to time to enable Sellers to sell OSIL Shares without registration under the Applicable Securities Laws within the limitation of the exemptions available under the Applicable Securities Laws, including the limitation provided by Rule 144 promulgated under the 1933 Act. The Sellers acknowledge that it is their responsibility to obtain any legal opinions required to remove any legends on any certificates representing the OSIL Shares. If requested by the Sellers, OSIL shall request that its legal counsel provide such legal opinions. The cost of such legal opinions, shall be borne by the Sellers.
Listing of Shares

9.10 OSIL shall (i) in the time and manner required by the NASD, TSX and such other securities market, quotation system or exchange on which OSIL’s common stock is then, if required, trading, prepare and file with such securities market, quotation system or exchange on which Buyer’s common stock is then trading an additional shares listing application covering all of the OSIL Shares and, (ii) take all steps necessary to cause such OSIL Shares to be approved for listing on such securities market, quotation system or exchange on which OSIL’s common stock is then listed as soon as possible thereafter.
Piggyback Registration
     9.11 If at any time OSIL proposes for any reason to register any of its shares (“Registered Shares”) under any Applicable Securities Laws including, without limitation, any registration pursuant to the exercise of the demand registration rights of any Person other than the Sellers, on any form that would also permit the registration of OSIL Shares, OSIL shall promptly give written notice to the Sellers’ Representative of its intention to so register the Registered Shares and, upon the written request, given within 5 business days after delivery of any such notice by OSIL, of Sellers’ Representative to include in such registration OSIL Shares held by any Seller (a “Selling Investor”) (which request shall specify the number of OSIL Shares proposed to be included in such registration), OSIL shall use its reasonable commercial efforts to cause all such OSIL Shares to be included in such registration on the same terms and conditions as the securities otherwise being qualified for sale in such registration, provided, however, that if at any time after giving written notice of its intention to register any securities, and prior to the effective date of the registration statement filed in connection with such registration, OSIL shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, OSIL may, at its election, give written notice of such determination to the Sellers’ Representative and, thereupon, shall be relieved of its obligation to register any OSIL Shares in connection with such registration; and provided further that if any agent or underwriter engaged by OSIL in connection with an offering of securities which are qualified for sale under a registration statement directs that OSIL exclude all or a portion of the OSIL Shares from registration under such registration statement, OSIL shall have no obligation to the Sellers to include the OSIL Shares in the registration statement to the extent that the exclusion thereof is directed by such underwriter or agent. In connection with any underwritten offering under this Section 9.11, OSIL shall not be required to include OSIL Shares in such underwritten offering unless the Sellers’ Representative, on behalf of the Sellers of such OSIL Shares, accepts the terms of the underwriting of such offering that have been agreed upon between OSIL and the underwriters selected by OSIL, including without limitation, the underwriting agreement and the fees and expenses in connection therewith. Notwithstanding the foregoing, OSIL agrees that each Selling Investor shall be entitled to share in, on a pro rata basis, the same rights and benefits afforded to any other third party security holder whose securities are being qualified for sale under a registration statement pursuant to the exercise of piggyback registration rights, subject to any applicable obligation relating thereto, including, without limitation, where there is a determination that the number of shares to be included in a registration exceeds the number of shares which can be sold under such registration without jeopardizing or delaying the success of the related offering (including the price per share) and their number of shares included in such registration is therefore reduced,. OSIL agrees to provide copies of the pertinent registration rights agreements and underwriting agreements to the Sellers’ Representative together with the aforementioned notice to be given by OSIL to the Sellers’ Representative. OSIL’s obligations under this Section 9.11 shall terminate with respect to a particular Selling Investor at such time as such Selling Investor’s shares are eligible for sale without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.
Release of Guarantees
9.12 Prior to Closing, CHI shall use its reasonable commercial efforts (which includes the substitution of a guarantee by OSIL for the guarantee by any Seller) to release each Seller from any guaranty by such Seller of obligations of CHI, and OSIL and Newco shall cooperate with CHI in obtaining such releases.
PART 10
INDEMNITIES
Indemnification of OSIL and Newco by the Majority Shareholders
10.1 Subject to the limitations set out in Section 10.3, the Majority Shareholders shall severally, and not jointly and severally, indemnify and save harmless OSIL and Newco against all liabilities, claims, demands, actions, causes of action, damages, losses, costs or expenses (including all reasonable legal fees and disbursements) suffered or incurred by OSIL, directly or indirectly, by reason of or arising out of:
     10.1.1 The untruth of any warranty or representation on the part of the Majority Shareholders set forth in Section 2.1;
     10.1.2 a breach of any agreement, term or covenant on the part of any of the Majority Shareholders made or to be observed or performed pursuant hereto; and
     10.1.3 without limiting the generality of the foregoing, any liability for Taxes for any matter or thing arising at any time prior to the Closing Date, whether currently known or unknown and disclosed herein or in any Schedule hereto including any Taxes relating to a pre-closing period that arises in connection with a Tax audit.
Indemnification of OSIL and Newco by the Sellers
10.2 Subject to the limitations set out in Section 10.3, each of the Sellers shall severally, and not jointly and severally, indemnify and save harmless OSIL and Newco against all liabilities, claims, demands, actions, causes of action, damages, losses, costs or expenses (including all reasonable legal fees and disbursements) suffered or incurred by OSIL, directly or indirectly, by reason of or arising out of:
     10.2.1 The untruth of any warranty or representation on the part of such Seller set forth in Section 2.2; and
     10.2.2 a breach of any agreement, term or covenant on the part of any of such Seller made or to be observed or performed pursuant hereto.

The liabilities, claims, demands, actions, causes of action, damages, losses, costs and expenses of OSIL and Newco referred to in this Section 10.2 and in Section 10.1 are collectively referred to as “OSIL’s Losses”.
Limitations
10.3 The Sellers will be liable only for OSIL’s Losses in respect of which a claim for indemnity is made by OSIL and Newco or either of them on or before the applicable expiry dates for the survival of the Sellers’ representations and warranties as set out in Section 2.4; provided further that in no event shall Sellers be liable for OSIL’s Losses until such time as OSIL’s Losses exceed $75,000, in which event Sellers shall be liable for all of OSIL’s Losses in excess of $50,000, subject to a maximum of:
     10.3.1 In the case of each Majority Shareholder, sixty percent (60%) of the portion of the Purchase Price actually paid to such Majority Shareholder, as set forth on Schedule 10.3.1; and
     10.3.2 in the case of each Minority Shareholder, sixty percent (60%) of the portion of the Purchase Price actually paid to such Minority Shareholder, as set forth on Schedule 10.3.2. For the purposes of calculating the Purchase Price actually paid to any Minority Shareholder who is a Holder, the Purchase Price shall include the Strike Price Amount of such Minority Shareholder’s options.
Indemnification of the Sellers by OSIL and Newco
10.4 Subject to the limitations set out in Section 10.5, OSIL and Newco will severally, and not jointly and severally, indemnify the Sellers from and after Closing against all liabilities, claims, demands, actions, causes of action, damages, losses, costs or expenses (including all reasonable legal fees and disbursements) suffered or incurred by the Sellers, directly or indirectly, by reason of or arising out of:
     10.4.1 The untruth of any warranty or representation on the part of OSIL and Newco set forth in Part 3;
     10.4.2 a breach of any agreement, term or covenant on the part of OSIL and Newco made or to be observed or performed pursuant hereto, which liabilities, claims, demands, actions, causes of action, damages, losses, costs and expenses are collectively referred to as the “Sellers’ Losses”.
Limitation
10.5 OSIL and Newco will be liable only for the Sellers’ Losses in respect of which a claim for indemnity is made by a Seller on or before the expiry date for the survival of OSIL’s and Newco’s representations and warranties as set out in Section 3.3, provided however, that in no event shall OSIL or Newco be liable for any Sellers’ Losses until such time as such Sellers’ Losses exceed $75,000, in which event OSIL and Newco shall be liable for all of Sellers’ Losses in excess of $50,000, subject to a maximum of 60% of the portion of the Purchase Price paid to such Seller.
Claims Under Indemnity
10.6 (a) If any claim is made by any Person against OSIL and Newco or either of them in respect of which OSIL and Newco or either of them may incur or suffer damages, losses, costs or expenses that might reasonably be considered to be subject to the indemnity obligation of the Sellers or any of them as provided in Section 10.1, or if any project of assessment by any taxation authority is presented to OSIL and Newco or either of them in respect of CHI for any matter having its origin prior to the Effective Date, OSIL will notify the Sellers’ Representative in writing as soon as reasonably practicable, of the nature of such claim or project of assessment and the Sellers will be entitled but not required to assume the defence of any suit brought to enforce such claim, and to sign any waivers respecting time limits for payment of Taxes to any taxing authority (unless a Seller is also a party to such proceeding and OSIL determines in good faith that joint representation would be inappropriate).
        (b) If any claim is made by any Person against Sellers or any of them in respect of which Sellers or any of them may incur or suffer damages, losses, costs or expenses that might reasonably be considered to be subject to the indemnity obligation of OSIL or Newco or either of them as provided in Section 10.3, such Seller will notify OSIL as soon as reasonably practicable, of the nature of such claim or project of assessment and OSIL and Newco will be entitled but not required to assume the defence of any suit brought to enforce such claim.
10.7 The defence of any indemnified claim (whether or not assumed by the Sellers or OSIL and Newco, as the case may be) will be through legal counsel or, in the case of a dispute respecting Taxes, their tax lawyers or tax accountants, and will be conducted in a manner acceptable to OSIL and the Sellers’ Representative, acting reasonably, and no settlement may be made by the Sellers’ Representative, OSIL or Newco without the written consent of the others; provided, however, that Sellers, at their own cost and expense, shall have the right to settle any claim for Taxes for which Sellers have agreed to indemnify OSIL and Newco pursuant to Section 10.1.3 without the consent of OSIL or Newco, provided that such settlement includes full and final releases from any liability for such Taxes in favour of CHI, OSIL, Newco and their respective directors and senior officers.
10.8 (a) If the Sellers assume the defence of any claim and OSIL and Newco retain separate legal counsel, then OSIL, Newco and their counsel will cooperate with the Sellers’ Representative and his counsel in the course of the defence, such cooperation to include using reasonable best efforts to provide or make available to the Sellers’ Representative and his counsel documents and information and witnesses for attendance at examinations for discovery and trials.
        (b) If OSIL and Newco assume the defence of any claim and Sellers retain separate legal counsel, then Sellers and their counsel will cooperate with OSIL and Newco and their counsel in the course of the defence, such cooperation to include using reasonable best efforts to provide or make available to OSIL and Newco and their counsel documents and information and witnesses for attendance at examinations for discovery and trials.
10.9 (a) All reasonable legal fees and disbursements and other costs of such defence from any claim assumed by Sellers will, from and after such assumption, be borne by the Sellers, provided that if the Sellers assume the defence of the claim and OSIL and Newco elect to retain separate legal counsel, the costs of such legal counsel will be borne by OSIL and Newco.
        (b) All reasonable legal fees and disbursements and other costs of such defence from any claim assumed by OSIL and Newco will, from and after such assumption, be borne by the OSIL and Newco, provided that if OSIL and Newco assume the defence of the claim and Sellers elect to retain separate legal counsel, the costs of such legal counsel will be borne by Sellers.
PART 11
AMENDMENT AND TERMINATION
Amendment
11.1 This Agreement may not be amended except by mutual written agreement of the Parties.
Termination
11.2 This Agreement may be terminated at any time prior to the Closing:
     11.2.1 By mutual written agreement of the Parties;
     11.2.2 By OSIL and Newco by written notice to the Sellers’ Representative, if any of the conditions precedent set out in Section 6.1 have not been complied with or waived on or before the date required for performance thereof; provided, however, that OSIL and Newco may not rely on the failure to satisfy any of the conditions set out in Section 6.1 if the condition would have been satisfied but for a material failure by OSIL or Newco in complying with their obligations hereunder;
     11.2.3 By the Sellers by written notice from the Sellers’ Representative to OSIL and Newco, if any of the conditions precedent set out in Section 7.1 have not been complied with or waived on or before the date required for performance thereof; provided, however, that the Sellers’ Representative may not rely on the failure to satisfy any of the conditions set out in Section 7.1 if the condition would have been satisfied but for a material failure by any Seller in complying with his or her obligations hereunder;
     11.2.4 By OSIL and Newco if any Seller’s representations, warranties, agreements or obligations herein have been breached, which breach would result in the failure to satisfy one or more conditions set forth in Section 6.1 and such breach is not curable or, if curable, is not cured within 20 days after notice thereof has been delivered to the Sellers’ Representative;
     11.2.5 By the Sellers’ Representative if OSIL and Newco have breached any of their representations, warranties, agreements or obligations herein, which breach would result in the failure to satisfy one or more conditions set forth in Section 7.1 and such breach is not curable or, if curable, is not cared with in 20 days after notice thereof has been delivered to OSIL and Newco;
     11.2.6 By either OSIL and Newco or by the Sellers’ Representative if there shall be in effect any law or regulation that prohibits the consummation of the Closing or if consummation of the Closing would violate any non-appealable final order, decree or judgement of any court or governmental body having competent jurisdiction;
     11.2.7 By the Sellers’ Representative if the Closing shall not have occurred on or before December 31, 2005; or
     11.2.8 By OSIL and Newco if the Closing shall not have occurred on or before December 31, 2005.
Effect of Termination
11.3 If this Agreement is terminated in accordance with Section 11.2 hereof, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to the other Party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the Parties hereto contained in Sections 9.2, 9.3, 12.5, 12.6, 12.7 and this Section 11.3; provided that neither the termination of this Agreement nor anything contained in this Section 11.3 shall relieve any Party from any liability for any breach by it of this Agreement, including liability arising from any inaccuracy in its representations and warranties and any non-performance by it of its covenants and agreements made herein. If it shall be judicially determined that termination of this Agreement was caused by breach of this Agreement, then in addition to any other remedies at law or equity for breach of this Agreement, the Party so found to have breached this Agreement shall indemnify and hold harmless the other Parties who are not in breach for their out of pocket costs, including fees and expenses of their legal counsel, accountants, financial advisors and other experts and advisors, incidental to the negotiation, preparation and execution of this Agreement and related documentation.
PART 12
GENERAL
Investigation
12.1 Any investigation by a Party and its advisors shall not mitigate, diminish or effect the representations and warranties of any other Party to this Agreement.
News Releases and Public Notices
12.2 All news releases, notices to third parties and all other publicity concerning the transactions contemplated by this Agreement will be jointly planned and co-ordinated by OSIL and CHI. Neither OSIL nor CHI will act unilaterally in this regard without the approval of the other Party, such approval not to be unreasonably withheld. CHI acknowledges that OSIL is a reporting issuer and that, as such, has an obligation to disclose to the public by way of a news release, material change report and Form 8-K any material change in its affairs promptly upon the occurrence thereof.
Expenses
12.3 Each of the parties to this Agreement shall be responsible for his, her or its own legal, consulting and other costs and expenses incurred by it with respect to this Agreement.
Time
12.4 Time will be of the essence hereof.
Notices
12.5 Any notice or other writing required or permitted to be given hereunder or for the purposes hereof will be sufficiently given if delivered in person or mailed, by commercially reputable overnight courier, addressed to such party at:
          (a) If to OSIL and/or Newco:
Offshore Systems International Ltd.
Suite 107 — 930 West 1st Street
North Vancouver, B.C.
V7P 3N4
Attention: Ken Kirkpatrick
          with a copy to OSIL’s Solicitors at:
Clark Wilson LLP
800-885 West Georgia Street
Vancouver, British Columbia
V6C 3H1
Attention: Gerald J. Shields
          (b) If to CHI or the Sellers:
c/o CHI Systems Inc.
Suite 300 — 1035 Virginia Drive
Fort Washington, Pennsylvania
USA, 19034

Attention: Wayne Zachary
          with a copy to CHI’s lawyers at:
Schnader Harrison Segal & Lewis LLP
1600 Market Street, Suite 3600
Philadelphia, Pennsylvania 19103
Attention: Arthur Brandolph, Esq.
or at such other address as the party to whom such writing is to be given will have last notified to the party giving it in the manner provided in this Section 12.5.
12.6 A notice so mailed will be deemed to have been given and received on the 5th Business Day after the date of mailing unless at the time of mailing or within 5 Business Days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary course, in which case a notice will be effectively given only if actually delivered or sent by telecopy.
12.7 A notice delivered to the party to whom it is addressed will be deemed to have been given and received on the day it is delivered or transmitted providing this is during normal business hours at the place of the recipient, except that if that day is not a Business Day then the notice will be deemed to have been given and received on the next Business Day after that day.
Governing Law
12.8 This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any conflict of laws doctrines to the contrary. The parties irrevocably attorn to the exclusive jurisdiction of the Courts of the State of Delaware with respect to any legal proceedings arising herefrom.
Severability
12.9 If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.
Entire Agreement
12.10 This Agreement, together with the Confidentiality Agreement and the Schedules hereto, constitutes the entire agreement between the parties and supersedes all previous agreements and understandings, oral or written, by and between any of the parties with respect to the subject matter hereof, including, but not limited to, the Letter of Intent.
Independent Advice
12.11 Each Party acknowledges that such Party has been advised to obtain independent legal, accounting and tax advice with respect to this Agreement and the transactions contemplated hereby and that such Party has done so.
Further Assurances
12.12 The Parties will with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each Party will provide such further documents, instruments and assurances as any other Party may reasonably require to give effect to the terms and intention of this Agreement whether before or after the Closing.
Enurement
12.13 This Agreement and each of the terms and provisions hereof will enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. No Party may assign this Agreement without the prior written consent of the other Parties, which consent may be arbitrarily withheld.
Counterparts
12.14 This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such agreement or facsimile so executed will be deemed to be an original and such counterparts together will constitute one and the same document.
Appointment of Sellers’ Representative.
12.15 Sellers hereby designate (and OSIL and Newco hereby consent to such designation) Wayne W. Zachary as the Sellers’ Representative and authorizes Sellers’ Representative to execute any and all instruments or other documents on behalf of Sellers, and to do any and all other acts or things on behalf of Sellers, that the Sellers’ Representative may deem necessary or advisable, or that may be required pursuant to this Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby and the performance of all obligations hereunder before, at or following the Closing. Without limiting the generality of the foregoing, Sellers’ Representative shall have the full and exclusive authority to (i) agree with OSIL and Newco with respect to any matter or thing required or deemed necessary by Sellers’ Representative in connection with the provisions of this Agreement calling for the agreement of Sellers, give and receive notices on behalf of all Sellers, and act on behalf of Sellers in connection with any matter as to which Sellers are or may be obligated under this Agreement or the Escrow Agreement, all in the absolute discretion of Sellers’ Representative, (ii) in general, do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, instruments of transfer and other instruments or documents contemplated by, or deemed by Sellers’ Representative to be necessary or advisable in connection with, this Agreement, and (iii) take all actions necessary or desirable in connection with the defense or settlement of any indemnification claims pursuant to Part 10 and performance of obligations under Part 5, including to withhold funds for satisfaction of expenses or other liabilities or obligations or to withhold funds for potential indemnification claims made hereunder. Sellers shall cooperate with Sellers’ Representative and any accountants, attorneys or other agents whom he may retain to assist in carrying out his duties hereunder. All decisions by Sellers’ Representative shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Sellers’ Representative may communicate with any Seller or any other Person concerning his responsibilities hereunder, but he is not required to do so. Sellers’ Representative has a duty to serve in good faith the interests of Sellers and to perform his designated role under this Agreement, but Sellers’ Representative shall have no financial liability whatsoever to any Person relating to his service hereunder (including any action taken or omitted to be taken), except that he shall be liable for harm that he directly causes by an act of willful misconduct. Sellers shall jointly and severally indemnify and hold harmless Sellers’ Representative against any loss, expense (including reasonable attorney’s fees) or other liability arising out of his service as Sellers’ Representative under this Agreement, other than for harm directly caused by an act of willful misconduct.
Confidentiality Agreement.
12.16 Prior to, or contemporaneous with the execution of this Agreement, Newco shall have signed a joinder to become a party to the Confidentiality Agreement.
[signature pages follow]

IN WITNESS WHEREOF the parties have executed this Share Purchase Agreement as of the day and year first above written.

OFFSHORE SYSTEMS INTERNATIONAL LTD.

Per:	/s/ Ken Kirkpatrick

Authorized Signatory

OSI HOLDINGS INC.

Per:	/s/ Ken Kirkpatrick

Authorized Signatory

CHI SYSTEMS INC.

Per:	/s/ Wayne W. Zachary

Wayne W. Zachary

Per:	/s/ Floyd A. Glenn III

Floyd A. Glenn III

/s/ Christine Volk	/s/ Wayne W. Zachary

Signature of Witness	Wayne W. Zachary

Christine Volk

Name of Witness (Please Print)

/s/ Christine Volk	/s/ Floyd A. Glenn III

Signature of Witness	Floyd A. Glenn III

Christine Volk

Name of Witness (Please Print)

/s/ Christine Volk	/s/ Joan Ryder

Signature of Witness	Joan Ryder

Christine Volk

Name of Witness (Please Print)

/s/ Christine Volk	/s/ Geraldine Burke

Signature of Witness	Geraldine Burke

Christine Volk

Name of Witness (Please Print)

/s/ Christine Volk	/s/ Phillip Rollhauser

Signature of Witness	Phillip Rollhauser

Christine Volk

Name of Witness (Please Print)

/s/ Romi Toyloy	/s/ Kelly Neville

Signature of Witness	Kelly Neville

Romi Toyloy

Name of Witness (Please Print)

/s/ Christine Volk	/s/KevinBracken

Signature of Witness	Kevin Bracken

Christine Volk

Name of Witness (Please Print)

/s/ Darius Miller	/s/ Kenneth P. Graves

Signature of Witness	Ken Graves

Darius Miller

Name of Witness (Please Print)

/s/ Kenneth P. Graves	/s/ Darius Miller

Signature of Witness	Darius Miller

Kenneth P. Graves

Name of Witness (Please Print)

/s/ Christine Volk	/s/ Brian Convery

Signature of Witness	Brian Convery

Christine Volk

Name of Witness (Please Print)

/s/ Christine Volk	/s/ Donna Reynolds

Signature of Witness	Donna Reynolds

Christine Volk

Name of Witness (Please Print)

/s/ Christine Volk	/s/ Michael Szczepkowski

Signature of Witness	Michael Szczepkowski

Christine Volk

Name of Witness (Please Print)

/s/ Clint Bowers	/s/ Janis Cannon-Bowers

Signature of Witness	Janis Cannon-Bowers

Clint Bowers

Name of Witness (Please Print

Schedule 2.1.5
Authorized and Issued Capital of CHI Systems
<redacted>

Schedule 2.1.5-1
Form of CHI Option
CHI SYSTEMS, INC.
STOCK OPTION
     This STOCK OPTION (the “Option”) is granted as of the                      day of                     , 200___ by CHI SYSTEMS, INC., a Pennsylvania corporation (the “Company”), to                                                                                  (“Optionee”).
BACKGROUND
     A. Optionee is an employee of the Company.
     B. In consideration of services to be performed, Company desires to afford Optionee an opportunity to purchase shares of its Class B Common Stock in accordance with the Company’s 1998 Stock Option Plan (the “Plan”) as hereinafter provided.
     C. Any capitalized terms not otherwise defined herein shall have the meaning accorded them under the Plan.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties, hereto, intending to be legally bound, agree as follows:
     1. Grant of Option. Company hereby irrevocably grants to Optionee the right and option (the “Option”) to purchase, all or any part of an aggregate of                                          (___) shares of the Class B Common Stock of Company (“Common Stock”), par value $1.00 per share (the “Option Share”) which option shall constitute an “incentive stock option” under the Plan, at those purchase prices listed in Paragraphs 4 and 5 hereof (the “Option Prices”), during the period and subject to the conditions hereinafter set forth.
     2. Option Period. The Option may be exercised in accordance with the provisions of Paragraphs 4 and 5 hereof during the Option Period, which shall begin on the date hereof and shall end on the Option Expiration Date defined in Paragraph 3 hereof. All rights to exercise the Option shall terminate on the Option Expiration Date if not sooner terminated pursuant to the terms of Paragraph 6 hereof.
     3. Option Expiration Date. The Option Expiration Date shall be                     , or the termination date of the Plan, whichever is earlier.
     4. Exercise of Option.
          (a) This Option shall not be exercisable prior to the first anniversary of the date of grant of the Option, except as provided in subparagraph 4(b), and thereafter shall be exercisable at the rate of up to 25% per year of the total number of shares for which this Option

is granted, at an exercise price of $                     per Option Share, provided that any portion of this Option which is exercisable in any year, but not exercised, may be carried forward and exercised in any future year during the term hereof.
               The exercise of this Option is conditioned upon the Optionee executing and delivering to the Company a binding instrument agreeing to be bound by the terms and conditions of the Shareholders’ Agreement.
          (b) Notwithstanding the foregoing, subject to the terms of any employment agreement between Company and Optionee, Optionee may purchase all or any portion of the unexercised balance of this Option upon the effective date of a change in the control of the Company, including, without limitation, a (i) sale, exchange, transfer or other disposition of substantially all of the assets of Company to another entity, except to an entity controlled directly or indirectly by Company; (ii) merger, consolidation or other reorganization of Company, unless (A) the shareholders of Company immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization at least ___% of the combined voting power of the outstanding voting securities of the Company resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization, or (B) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least ___% of the members of the Board of Directors of the surviving corporation; (iii) plan of liquidation or dissolution of Company, other than pursuant to bankruptcy or insolvency laws is adopted; or (iv) during any period of two consecutive fiscal years of Company those individuals, who at the beginning of such period constituted the Board, cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by Company’s shareholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period. There shall be excluded from the foregoing any transaction otherwise commonly referred to as a “management leveraged buy-out.”
     5. Manner of Exercise. Exercise of the Option shall be by written notice to Company pursuant to Paragraph 12 hereof. The notice shall be accompanied by payment in full in cash or, at the sole discretion of the Committee determined at or prior to exercise, Class B Common Stock of the Company, or a combination thereof, in the amount of the Option Price. Notwithstanding the foregoing, Class B Common Stock acquired pursuant to the exercise of an incentive stock option may not be tendered as payment unless the holding period requirements of Code Section 422(a)(1) have been met. Upon receipt of such notice and payment, Company shall deliver a certificate or certificates representing the Option Shares purchased. The certificate or certificates representing the Option Shares shall be registered in the name of the Optionee, or if the Optionee so requests, shall be issued in or transferred into the name of the Optionee and another person jointly with the right of survivorship. The certificate or certificates shall be delivered to or upon the written order of the Optionee. No Optionee or his legal representative, legatees or distributees, as the case may be, shall be or shall be deemed to be a holder of any shares subject to this Option unless and until certificates for such shares are issued to him or them upon the exercise of this Option. The Option Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.
     6. Rights in the Event of Termination of Employment After Vesting.

          (a) Upon the voluntary termination of employment, termination of employment for cause, termination of employment due to disability or the death of Optionee, vested Options will survive or terminate, as the case may be, in accordance with the provisions of Article 8 of the Plan, the terms of which are herein incorporated by reference.
          (b) Any Option Shares acquired pursuant to the exercise of an Option on or prior to Optionee’s date of termination of employment are entitled to be reacquired by the Company from Optionee in accordance with the provisions of Article 8 of the Plan, the terms of which are herein incorporated by reference.
     7. Transferability of Option. The Option is not transferable by Optionee other than by will or by the laws of descent and distribution in the event of the Optionee’s death, in which event the Option may be exercised by the heirs or legal representatives of the Optionee as provided in Paragraph 6 hereof. The Option may be exercised during the lifetime of the Optionee only by the Optionee. Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. Any exercise of the Option by a person other than the Optionee shall be accompanied by appropriate proofs of the right of such person to exercise the Option.
     8. Option Shares to be Purchased for Investment. Unless Company has notified Optionee pursuant to Paragraph 12 hereof that a registration statement covering the Option Shares has become effective under the Securities Act of 1933 (the “Act”), it shall be a condition to the exercise of the Option that the Option Shares acquired upon such exercise be acquired for investment and not with a view to distribution. If requested by the Company upon advice of its counsel that the same is necessary or desirable, the Optionee shall, at the time of purchase of the Option Shares, deliver to the Company Optionee’s written representation that Optionee (a) is purchasing the Option Shares for his own account for investment, and not with a view to public distribution or with any present intention of reselling any of the Option Shares (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act; (b) has been advised and understands that (i) the Option Shares have not been registered under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Option Shares under the Act or to take any action which would make available to the Optionee any exemption from such registration; and (c) has been advised and understands that such Option Shares may not be transferred without compliance with all applicable federal and state securities laws.
     9. Changes in Capital Structure. Notwithstanding any other provision of this Option, in the event of any change in the outstanding capital stock of the Company by reason of a stock dividend, merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise, the number and class of shares subject to the Option and the Option Price will be proportionately adjusted by the Company, as more particularly described in Article 9 of the Plan, the terms of which are herein incorporated by reference.
     10. Legal Requirements. If the listing, registration or qualification of the Option Shares upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase of the Option Shares, the Company shall not be obligated to issue or deliver the certificates representing the Option Shares as to which the Option has been exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. This Option does not hereby impose on the Company a duty to so list, register, qualify, or effect or obtain consent or approval. If registration is considered unnecessary by the Company or its counsel, the Company may cause a legend to be placed on the certificates for the Option Shares being issued calling attention to the fact that they have been acquired for investment and have not been registered, such legend to read as follows:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED UNLESS THERE IS A REGISTRATION STATEMENT IN EFFECT COVERING SUCH SECURITIES OR THERE IS AVAILABLE AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.”
     11. No Obligation to Exercise Option. The Optionee shall be under no obligation to exercise the Option.
     12. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

If to Company:	CHI Systems, Inc.
Gwynedd Office Park
716 N. Bethlehem Pike, Suite 300
Lower Gwynedd, PA 19002

If to Optionee:
     13. Administration. This Option has been granted pursuant to the 1998 Stock Option Plan adopted by the Board of Directors of the Company and accepted by the Shareholders of the Company, and is subject to the terms and provisions thereof. By acceptance hereof, the Optionee acknowledges receipt of a copy of the Plan. All questions of interpretation and application of the Plan and this Option shall be determined by the Committee, and such determination shall be final, binding and conclusive.
     14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     15. Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.
     16. Counterparts. This Agreement may be executed in two or more counterparts,

each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     17. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties.
     18. Inconsistent Provisions. In the event there is a conflict or inconsistency between the terms and conditions of this Option and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.
     IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above written.

CHI SYSTEMS, INC.

By:

Wayne W. Zachary, President & CEO

, Optionee

Schedule 2.1.9
CHI Financial Statements
<redacted>

Schedule 2.1.10
No Material Adverse Changes
<redacted>

Schedule 2.1.11
Unusual Transactions
<redacted>

Schedule 2.1.12
CHI Intellectual Property
<redacted>

Schedule 2.1.20
Title to Properties
<redacted>

Schedule 2.1.21
List of Leased Equipment
<redacted>

Schedule 2.1.22
List of Leases of Real Property
<redacted>

Schedule 2.1.23
Material Contracts
<redacted>

Schedule 2.1.24
Material Contracts Exceptions
None

Schedule 2.1.25
Defaults and Notices of Non-Compliance under Material Contracts
None

Schedule 2.1.26
Information Respecting CHI Employees
<redacted>

Schedule 2.1.30
Employee Benefit Plans
<redacted>

Schedule 2.1.32
Employment Claims
None

Schedule 2.1.33
Employment Obligations
None

Schedule 2.1.39
Guarantees or Indemnities
<redacted>

Schedule 2.1.40
Conflicting Agreements
<redacted>

Schedule 2.1.41
Litigation
None

Schedule 2.1.43
CHI Insurance Policies
<redacted>

Schedule 2.1.53
Approvals Required
Each of CHI’s government contracts contains a provision requiring CHI to give 30 days written notice of a change in ownership to CHI’s Administrative Contracting Officer.

Schedule 2.1.60
Inventory
None

Schedule 2.1.67
Loss Carryforwards and Credit Carryforwards
<redacted>

Schedule 2.1.68
Transactions with Related Parties
<redacted>

Schedule 2.1.73
CHI Bank Accounts and Business Numbers
<redacted>

Schedule 2.1.74
Environmental Matters
None

Schedule 2.1.76
Confidentiality Agreements
Each Material Contract and all CHI’s other contracts, subcontracts, teaming agreements, licenses and proposals submitted contain confidentiality obligations. In addition, each current employee of CHI and each former CHI employee with a start date after May 2003 has entered into a confidentiality agreement in favor of CHI.

Schedule 2.1.77
Restrictions on Business
<redacted>

Schedule 2.1.78
Undisclosed Liabilities
<redacted>

Schedule 4.3.1
Allocation of  $7,250,000   Cash Portion of Purchase Price Among Sellers
<redacted>

Schedule 4.3.2(b)
Accounts Receivable and Government Contract Holdbacks
<redacted>

Schedule 4.3.3
Form of Escrow Agreement re Portion of Purchase Price
<redacted>

Schedule 4.3.4(a)
Allocation of OSIL Share Portion of Purchase Price Among Sellers
<redacted>

Schedule 4.3.4(b)
Allocation of Cash In Lieu of OSIL Shares Portion of Purchase Price Among Sellers
<redacted>

Schedule 6.1.7
Forms of Employment Agreements between CHI and Wayne W. Zachary, Floyd A. Glenn III and Geraldine Burke
<redacted>

Schedule 6.1.9
Form of Non-Competition Agreement
<redacted>

Schedule 6.1.10
Governmental Consents
<redacted>

Schedule 6.1.12
Capital Contribution Agreement
<redacted>

Schedule 6.1.13(e)
Form of Release
<redacted>

Schedule 6.1.13(l)
Form of Legal Opinion of Counsel to CHI and Sellers
<redacted>

Schedule 8.1
Conduct of CHI Business
As a result of this transaction, CHI systems will experience a modified fiscal year and modified accounting cycle in order to accommodate the closing of the books on December 15, 2005. CHI
Systems’ normal fiscal year is October 1 – September 30 and normal accounting periods run monthly.
The December 15th closing will cause a premature close of the books for the fiscal year and a modified accounting period cycle for the month of December.

Schedule 10.3.1
Majority Shareholder Purchase Price Received
<redacted>

Schedule 10.3.2
Minority Shareholder Purchase Price Received
<redacted>

Schedule 3.1.5
Exceptions respecting OSIL Financial Statements
Nil

Schedule 3.1.13
OSIL Authorized Capital
OSIL has the following authorized capital stock:
(1)	An unlimited number of Common Voting Shares without par value;

(2)	100,000,000 Class A Preference Shares without par value issuable in series of which one series of shares has been created, being 10,000,000 shares designated as Class A Preference Shares Series A Convertible without par value;

(3)	100,000,000 Class B Preference Shares with a par value of $50 each issuable in series, of which two series of shares have been created, namely;
(a)	10,000,000 shares designated as Class B Series One Preference Shares with a par value of $50 each, and

(b)	10,000,000 shares designated as Class B Series Two Preference Shares with a pare value of $50 each.
(4)	An unlimited number of Class C Preference Shares without par value issuable in series, of which no series have been created.
Authorized Share Capital of Newco
Newco’s authorized capital consists of 1000 shares of common stock with a par value of $0.01 per share.

Schedule 3.1.15
Preemptive Rights and Rights of First Refusal
The holders of Class B Series Two Preference Shares of OSIL have a right of first offer to purchase all or part of any equity, equity linked or debt financing which OSIL intends to proceed with within a period of twenty four months from the date of issuance of those shares. Those shares were issued on April 11, 2005, and therefore the right of first offer expires on April 10, 2007.

Schedule 7.1.9(g)
Form of Legal Opinion of Counsel to OSIL and Newco
<redacted>

Schedule 9.8
Re-domiciling Memorandum
<redacted>